UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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Systemax Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

April 29, 2015

Dear Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Systemax Inc. (the “Company”) which will be held at the Company’s corporate offices, located at 11 Harbor Park Drive, Port Washington, New York at 12:00 p.m. on Monday, June 8, 2015.  I look forward to greeting those stockholders who are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

For the Annual Meeting, we are pleased to use the “Notice Only” rule adopted by the Securities and Exchange Commission to furnish proxy materials to stockholders over the Internet.  We believe this process will provide you with an efficient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact and the costs of printing and distributing the proxy materials.  On or about April 29, 2015, we mailed to most stockholders only a Notice of Internet Availability of Proxy Materials that tells them how to access and review information contained in the proxy materials and our annual report for fiscal year 2014 and vote electronically over the Internet.  If you received only the Notice in the mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

At the Annual Meeting, you will be asked to: (1) elect seven Directors; and (2) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2015.  Your Board of Directors recommends that you vote your shares “FOR” proposals (1) and (2).  These proposals are more fully described in the accompanying proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the Annual Meeting.  Accordingly, please vote your shares over the internet at www.proxyvote.com or by telephone at (800) 690-6903 until 11:59 PM Eastern Time on June 7, 2015, or if you received a paper proxy card, date, sign and return the proxy card as soon as possible in the envelope provided or to the address set forth in the voting instructions therein.  Your cooperation will ensure that your shares are voted.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the Annual Meeting.  If you do not instruct your broker on how to vote in the election of directors and on compensation matters, your shares will not be voted on these matters.

I hope that you will attend the Annual Meeting, and I look forward to seeing you there.

Sincerely,

RICHARD LEEDS
Chairman and Chief Executive Officer

Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 8, 2015

Dear Stockholders:

The 2015 Annual Meeting of the Stockholders of Systemax Inc. (the “Company”) will be held at the Company’s offices, 11 Harbor Park Drive, Port Washington, New York, on Monday June 8, 2015 at 12:00 p.m. for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect the Company’s Board of Directors;
2.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2015; and
3.	To transact such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 14, 2015 as the record date for the determination of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof.

Stockholders are invited to attend the meeting.  Whether or not you expect to attend, we urge you to vote your shares.  YOU CAN VOTE YOUR SHARES OVER THE INTERNET AT www.proxyvote.com OR BY TELEPHONE AT (800) 690-6903 UNTIL 11:59 PM EASTERN TIME ON JUNE 7, 2015. IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, YOU MAY ALSO VOTE BY SIGNING, DATING, AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED OR TO THE ADDRESS SET FORTH IN THE VOTING INSTRUCTIONS CONTAINED THEREIN. If you attend the meeting, you may vote your shares in person, which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the meeting you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the meeting.  In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important.  PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE OR IF YOU RECEIVED A PAPER PROXY CARD BY MAIL, SIGN, DATE, AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED TODAY.

Sincerely,

ERIC LERNER
Senior Vice President and General Counsel

Port Washington, New York
April 29, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2015.

Our Proxy Statement and Annual Report are available online at:

www.proxyvote.com

Systemax Inc.
11 Harbor Park Drive
Port Washington, New York 11050

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Systemax Inc., a Delaware corporation (the “Company”), for the 2015 Annual Meeting of Stockholders of the Company to be held on June 8, 2015 (the “Annual Meeting”).  The Company has made the proxy materials available to stockholders of record as of the close of business on April 14, 2015 at www.proxyvote.com beginning on April 29, 2015 and is first mailing such materials to stockholders that requested printed copies of such materials on or about April 29, 2015.

You can ensure that your shares are voted at the meeting by voting your shares over the internet at www.proxyvote.com or by telephone at (800) 690-6903 until 11:59 PM Eastern Time on June 7, 2015 or by signing, dating and promptly returning a proxy, if you received a proxy by mail, in the envelope provided or to the address contained in the voting instructions therein. Voting your shares over the internet, by telephone or by sending in a signed proxy will not affect your right to attend the meeting and vote in person.

The Company’s principal executive offices are located at 11 Harbor Park Drive, Port Washington, New York 11050.

Voting Procedures

Proxies will be voted as specified by the stockholders.  Where specific choices are not indicated, proxies will be voted, per the Board of Directors’ recommendations, FOR proposals 1 and 2.  If any other matters properly come before the Annual Meeting, the persons named in the proxy will vote at their discretion.

Under the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and By-Laws, (1) the affirmative vote of a plurality of the outstanding shares of common stock of the Company (the “Shares”) entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to elect the nominated directors of the Board (Proposal 1); and (2) the affirmative vote of a majority of the outstanding Shares entitled to vote and present, in person or by properly executed proxy, at a meeting at which a quorum is present will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants (Proposal 2).

Richard Leeds, Bruce Leeds and Robert Leeds (each a director and officer of the Company), together with trusts for the benefit of certain members of their respective families and other entities controlled by them, as applicable, beneficially owned as of our record date more than 50% of the shares of common stock, and they have each separately advised us that they intend to vote all of such shares of common stock they each have the power to vote in accordance with the recommendations of the Board of Directors on each of the items of business identified above, which will be sufficient to constitute a quorum and to determine the outcome of each item under consideration.

A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the outstanding Shares.  Abstentions will have no effect on the election of directors (Proposal 1).  Abstentions on other matters will be treated as votes cast on particular matters as well as shares present and represented for purposes of establishing a quorum, with the result that an abstention has the same effect as a negative vote regarding such other matters.  Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker non-votes will not be treated as votes cast on a particular matter, and will therefore have no effect on the vote, but will be treated as shares present or represented for purposes of establishing a quorum.

If your shares are held through a broker, bank or other nominee, you must provide voting instructions to such record holder in accordance with such record holder’s requirements in order to ensure that your shares are properly voted. Please note that the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your Shares on the election of directors, or any other non-routine matters, in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your Shares.  If you do not provide your broker or other nominee with instructions on how to vote your “street name” Shares, your broker or nominee will not be permitted to vote them on such non-routine matters (a broker “non-vote”).  Please note that Item 1 (Election of Directors) is a non-routine matters, and so Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Item 1 and will not affect the outcome of the vote on that Item.

A list of stockholders of the Company satisfying the requirements of Section 219 of the Delaware General Corporation Law shall be available for inspection for any purpose germane to the Annual Meeting during normal business hours at the offices of the Company at least ten days prior to the Annual Meeting.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy.

A proxy for a stockholder of record may be revoked by any of the following methods:

•	by writing a letter delivered to Eric Lerner, Senior Vice President and General Counsel of the Company, stating that the proxy is revoked;

•	by submitting another proxy with a later date (i.e., by signing and submitting a new proxy card or by re-voting by phone or by Internet as instructed above); only your latest proxy card, phone or Internet vote will be counted; or

•	by attending the Annual Meeting and voting in person.

Beneficial holders whose shares are held of record by a broker, bank or other nominee may revoke their proxy at any time before it is voted by following the instructions of their broker, bank or other nominee.  In addition, please note, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

On April 14, 2015, the record date, there were outstanding and entitled to vote (excluding Company treasury shares) 36,818,158 Shares, entitled to one vote per Share.  Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting and at any and all adjournments or postponements thereof.  Stockholders will not be entitled to appraisal rights in connection with any of the matters to be voted on at the Annual Meeting.

Internet Posting of Proxy Materials

Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

We have implemented the Securities and Exchange Commission, or SEC, “Notice Only” rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder.  As a result, beginning on or about April 29, 2015, we sent to most of our stockholders by mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials over the Internet and vote online.  This notice is not a proxy card and cannot be used to vote your shares.  If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice.  To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

How can I access the proxy materials over the Internet?

Your Notice of the Internet Availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet.  Our proxy materials and annual report on Form 10-K for fiscal year 2014, as well as the means to vote by Internet, are available at www.proxyvote.com

How may I obtain a paper copy of the proxy materials?

If you receive a Notice of the Internet Availability of the proxy materials, you will find on your notice instructions about how to obtain a paper copy of the proxy materials. If you did not receive the notice, you will receive a paper copy of the proxy materials by mail.

What is “householding”?

SEC rules allow a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family in a manner provided by such rules.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  In accordance with SEC rules, stockholders sharing the same address and last name, or who we reasonably believe are members of the same family, will receive one copy of the proxy materials or Notice of Internet Availability of Proxy Materials.

How can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and we will publicly disclose the results on a Form 8-K within four business days of the Annual Meeting, as required by SEC rules.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, seven Directors are to be elected to serve until their successors have been elected and qualified.  Information regarding such nominees is set forth below.  Each of the nominees served as a director during fiscal year 2014.

The accompanying proxy will be voted for the election of the Board’s nominees unless contrary instructions are given.  If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the Board of Directors reduces the number of nominees, for such other person or persons as the Board of Directors may designate.

If voting by proxy with respect to the election of Directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

There are no family relationships among any of our Directors or executive officers or nominees for Director or executive officer, except that Messrs. Richard, Bruce and Robert Leeds are brothers.  Except as disclosed herein, regarding Messrs. Richard, Bruce and Robert Leeds, there were no arrangements or understandings between any Director or nominee for Director and any other person pursuant to which such person was selected as a Director or nominee for Director.

Nominees

Name of Nominee	Principal Occupation	Age	Director Since
Richard Leeds	Chairman and Chief Executive Officer of the Company	55	April 1995
Bruce Leeds	Vice Chairman of the Company	59	April 1995
Robert Leeds	Vice Chairman of the Company and Chief Executive of the Company’s North American Technology Products Group	59	April 1995
Lawrence Reinhold	Executive Vice President and Chief Financial Officer of the Company	55	March 2009
Robert Rosenthal	Chairman and Chief Executive Officer of First Long Island Investors LLC	66	July 1995
Stacy Dick	Chief Financial Officer of Julian Robertson Holdings	58	November 1995
Marie Adler-Kravecas	Retired President of Myron Corporation	55	June 2009

Richard Leeds joined the Company in 1982 and has served as Chairman and Chief Executive Officer of the Company since April 1995.  Mr. Leeds graduated from New York University with a B.S. degree in Finance. Mr. Leeds, together with his brothers Bruce and Robert Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds was selected to serve as Chairman of our Board due to his  experience  and depth of knowledge of the Company and the direct marketing, computer and industrial products industries,  his role in developing and managing the Company’s business strategies and operations,  as well as his exceptional business judgment and leadership qualities.

Bruce Leeds joined the Company in 1977 and has served as Vice Chairman of the Company since April 1995.  Mr. Leeds graduated from Tufts University with a B.A. degree in Economics. Mr. Leeds, together with his brothers Richard and Robert Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds was selected to serve as a director on our Board due to his experience and depth of knowledge of the Company and the direct marketing, computer and industrial products industries, his role in developing and managing the Company’s business strategies and operations, his experience in international business as well as his exceptional business judgment.

Robert Leeds joined the Company in 1977 and has served as Vice Chairman of the Company since April 1995.  From April 18, 2011 to October 2011, Mr. Leeds served as the Interim Chief Executive of the Company’s North American Technology Products Group.  On March 1, 2013, Mr. Leeds was selected to serve as the Chief Executive of the Company’s North American Technology Products Group.  Mr. Leeds graduated from Tufts University with a B.S. degree in Computer Applications Engineering. Mr. Leeds, together with his brothers Richard and Bruce Leeds, are the majority stockholders of the Company and the sons of one of the Company’s founders.  Mr. Leeds was selected to serve as a director on our Board because of his experience and depth of knowledge of the Company and the direct marketing, computer and industrial products industries, his role in developing and managing the Company’s business strategies and operations, his significant computer and technology industry experience as well as his exceptional business judgment.

Lawrence Reinhold joined the Company in January 2007 and has served as Executive Vice President and Chief Financial Officer since that date. Additionally, Mr. Reinhold has served as a Director since March 2009.  Prior to joining the Company, Mr. Reinhold was the Chief Financial Officer of a publicly traded developer and manufacturer of medical devices; the Chief Financial Officer of a publicly traded communications software company; and a regional Managing Partner of a Big 4 International Public Accounting Firm. He received his B.S.B.A. degree, summa cum laude, and M.B.A. degree from San Diego State University.  Mr. Reinhold is a Certified Public Accountant.  From 2011 through 2013, he also served on the board of directors and audit committee of Pulse Electronics, a publicly traded electronics manufacturer. Mr. Reinhold was selected to serve as a director on our Board due to his contributions since joining the Company and his extensive experience and expertise in business, strategy, finance, accounting, SEC reporting, public company management, mergers and acquisitions and financial systems as well as his serving as a CFO of other public technology companies and a partner with an international accounting firm.

Robert Rosenthal has served as an independent Director of the Company since July 1995.  He has been the lead independent director since October 2006.  Mr. Rosenthal is Chairman and Chief Executive Officer of First Long Island Investors LLC, which he co-founded in 1983.  Mr. Rosenthal is a 1971 cum laude graduate of Boston University and a 1974 graduate of Hofstra University Law School.  Mr. Rosenthal is the chairman and CEO of a wealth management company that invests in numerous public companies and is also an attorney and member of the bar of the State of New York.  Mr. Rosenthal was selected to serve as a director on our Board due to his financial, investment and legal experience and acumen.

Stacy Dick has served as an independent Director of the Company since November 1995. Mr. Dick has served as Chief Financial Officer of Julian Robertson Holdings since November 2008 and, since 2011, as Chief Financial Officer of Tiger Management Advisors LLC.  Mr. Dick was a Managing Director of Rothschild Inc. from 2001 to 2008 and served as an executive of other entities controlled by Rothschild family interests. Mr. Dick graduated from Harvard University with an A.B. degree magna cum laude and a Ph.D. in Business Economics.  He has served as an adjunct professor of finance at the Stern School of Business (NYU) since 2004 and adjunct professor of law at NYU Law School since 2012.  Mr. Dick was selected to serve as a director on our Board due to his exceptional knowledge and experience in the areas of business, finance and economics.

Marie Adler-Kravecas has served as an independent Director of the Company since June 2009.  Ms. Adler-Kravecas joined Myron Corporation, an international, business-to-business direct marketing company, in 1984 and served as President from 1999 to 2004.  In 2005, Ms. Adler-Kravecas founded Wellconnected, LLC, a consumer direct marketing company which was sold in 2008.  Ms. Adler-Kravecas is currently retired.  Ms. Adler-Kravecas received a B.S. degree in Marketing and Business Administration from George Washington University. She has been a member of the Young President’s Organization since 2003 and The Executive Group from 2004 to 2008.  Ms. Adler-Kravecas has been on the Board of the Children’s Aid and Family Service since 2004.  Ms. Adler-Kravecas was selected to serve as a director on our Board due to her practical experience in direct marketing and international business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES, WHICH IS DESIGNATED AS PROPOSAL NO. 1.

CORPORATE GOVERNANCE

Independence of Directors

In connection with its annual review of director independence, the Board has determined that each of the following Directors or nominees of the Company meets the standards for independence required by the New York Stock Exchange and Securities and Exchange Commission rules: Robert Rosenthal, Stacy Dick and Marie Adler-Kravecas.  The Board made this determination based on (a) the absence of any of the express disqualifying criteria relating to director independence set forth in Section 303A of the Corporate Governance Rules of the New York Stock Exchange and (b) the criteria for independence required of audit committee directors by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards and the Exchange Act), information provided by the Directors to the Company did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee Directors. The Board has determined that there is no material relationship between the Company and each of Mr. Rosenthal, Mr. Dick and Ms. Adler-Kravecas (directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company) and that each of them is independent pursuant to the NYSE listing standards. In making its determination, the Board took into consideration that certain Systemax directors and executive officers, have each invested funds with a private investment firm, of which Robert Rosenthal is Chairman and CEO, and may continue to do so in the future. The Board (in each case with Mr. Rosenthal and the investing directors being recused) determined that such relationship was not material to Mr. Rosenthal.  In addition in making its determination, the Board took into consideration that the asset management firm of which Stacy Dick is the CFO invests proprietary and third-party capital in a number of investment funds that are managed by independent investment advisory firms.   Some Systemax executive officers and directors have made investments in these independently managed funds.  Mr. Dick does not receive any direct or indirect compensation from any of these funds or their independent advisory firms.  The Board (in each case with Mr. Dick and the investing directors being recused) determined that such relationship was not material to Mr. Dick.

As a “controlled company,” the Company is exempt from the New York Stock Exchange requirement that listed companies have a majority of independent directors.  A “controlled company” is defined by the New York Stock Exchange as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company.  The Company is a “controlled company” in that more than 50% of the voting stock for the election of directors of the Company, in the aggregate, is owned by certain members of the Leeds family (including Richard Leeds, Bruce Leeds and Robert Leeds, each of whom is an officer and Director of the Company) and certain Leeds’ family trusts and other entities controlled by them (collectively, the “Leeds Group”).  The members of the Leeds Group have entered into a Stockholders Agreement with respect to certain Shares they each own.  See “Transactions With Related Persons” below.

Meetings of Non-Management Directors

The New York Stock Exchange requires the “non-management directors” or independent directors of a NYSE-listed company to meet at regularly scheduled executive sessions without management and to disclose in their annual proxy statements (1) the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors and (2) a method for all interested parties to communicate directly with the presiding director or with the non-management directors as a group (this method is described below under “Communications with Directors”). The Board’s non-management or independent directors meet separately in executive sessions, chaired by the Lead Independent Director (currently Robert Rosenthal), at least quarterly.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of our website at www.systemax.com.  The Corporate Governance Guidelines were last amended in April 2010.

Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board.  The Nominating/Corporate Governance Committee assesses the Guidelines annually and makes recommendations to the Board on any changes to implement.  Our Guidelines address, among other things:

•	the role and functions of our Board of Directors and management;

•	director qualifications, including our director independence standards and director nomination and selection;

•	the requirement to hold separate executive sessions of the independent directors;

•	the conduct of Board meetings;

•	policies for setting director compensation;

•	director orientation and continuing education;

•	policies regarding director access to management, employees and independent advisors; and

•	the annual self-assessment of the Board to evaluate its own effectiveness.

Corporate Ethics Policy

The Company has adopted a Corporate Ethics Policy that applies to all employees of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller, its principal accounting officer.  The Corporate Ethics Policy is designed to deter wrongdoing and to promote honest and ethical conduct, compliance with applicable laws and regulations, full and accurate disclosure of information requiring public disclosure and the prompt reporting of Policy violations.  The Company’s Corporate Ethics Policy is available on the Company’s website (www.systemax.com).  We intend to disclose on our website, in accordance with applicable laws and regulations, amendments to, or waivers from, our Corporate Ethics Policy.  Our Corporate Ethics Policy was last amended in January 2014.

Communications with Directors

Stockholders of the Company who wish to communicate with the Board or any individual Director can write to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050 or send an email to investinfo@systemax.com.  Your letter or email should indicate that you are a stockholder of the Company.  Depending on the subject matter of your inquiry, management will forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, as might be the case if you request information about the Company or it is a stockholder related matter; or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.  Interested parties, including non-stockholders wishing to communicate directly with the Lead Independent Director or the non-management members of the Board as a group should address their inquiries by mail sent to the attention of Robert Rosenthal, Lead Independent Director, at the Company’s principal executive office located at 11 Harbor Park Drive, Port Washington, NY 11050.  All communications will be promptly relayed to the appropriate recipient(s).

Interested parties, including non-stockholders wishing to communicate directly with the Chairman of the Audit Committee or the Audit Committee as a group should address their inquiries by mail to the attention of Stacy Dick, Audit Committee Chairman, at the Company’s principal executive office located at 11 Harbor Park Drive, Port Washington, NY 11050.  All communications will be promptly relayed to the appropriate recipient(s).

Director Attendance at Annual Stockholders Meetings

At last year’s annual meeting of stockholders held on June 9, 2014, one Director attended the meeting. The Company does not have a policy with regards to Directors’ attendance at the Company’s annual meeting of stockholders annual stockholder meetings.

Board Meetings

During fiscal year 2014, the Board of Directors held seven meetings the Audit Committee held nineteen meetings, (eight of these meetings were ordinary course meetings and eleven of the meetings were special meetings held with independent outside counsel regarding a current investigation by the U.S. Attorney’s Office into allegations arising from the Fiorentino investigation); the Compensation Committee held five meetings; the Nominating/Corporate Governance Committee held five meetings; and the Executive Committee held no meetings.  All of the Directors attended at least 85% of all of the meetings of the Board and 95% of the committees meetings of the Board of which they were members.

Committees of the Board

The Board of Directors has the following standing committees:

Audit Committee

The Audit Committee is appointed by the Board to assist the Board with oversight of (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence and qualifications of the Company’s external auditors, and (iv) the performance of the Company’s internal audit function and external auditors.  It is the Audit Committee’s responsibility to retain or terminate the Company’s independent registered public accountants, who audit the Company’s financial statements, and to prepare the Audit Committee report that the Securities and Exchange Commission requires to be included in the Company’s Annual Proxy Statement.  (See “Report of the Audit Committee” below.)  As part of its activities, the Audit Committee meets with the Company’s independent registered public accountants at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results.  In addition, the Audit Committee receives and considers the independent registered public accountants’ comments and recommendations as to internal controls, accounting staff, management performance and auditing procedures.  The Audit Committee is also responsible for establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

In addition, the Audit Committee is responsible for reviewing, and discussing with management and reporting to the Board regularly, the Company’s risk assessment and risk management processes.  While it is the job of senior management to assess and manage the Company’s exposure to risk under the oversight of the Board of Directors, the Audit Committee reviews and discusses with management the Company’s risk management process.  In addition, the Audit Committee works together with the Compensation Committee regarding the Company’s compensation policies for all of the Company’s employees as the policies relate to the Company’s risk management goals and objectives. The Audit Committee also discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

The Audit Committee Charter was last amended in August 2012. A copy of the Audit Committee Charter is available on the Company’s website, www.systemax.com.

The current members of the Audit Committee are Stacy Dick (chairman), Robert Rosenthal and Marie Adler-Kravecas.  None of the current members or nominees of the Audit Committee are officers or employees of the Company.  The Committee meets regularly both with and without management participation.  As noted above, in the judgment of the Board, each of the members of the Audit Committee meets the standards for independence required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.  In addition, the Board has determined that Mr. Dick and Mr. Rosenthal are “audit committee financial experts” as defined by regulations of the Securities and Exchange Commission.

The Company does not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of the Audit Committee may serve.  However, if a member of the Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, the Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee.  Any such determination will be disclosed in the Company’s annual proxy statement.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee’s responsibilities include, among other things (i) identifying individuals qualified to become Board members and recommending to the Board nominees to stand for election at any meeting of stockholders, (ii) identifying and recommending nominees to fill any vacancy, however created, in the Board, and (iii) developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance principles (including director qualification standards, responsibilities and compensation) and periodically reviewing the code and principles.  The current members of the Nominating/Corporate Governance Committee are Robert Rosenthal (Chairman), Stacy Dick and Marie Adler-Kravecas.  In nominating candidates to become Board members, the Committee shall take into consideration such factors as it deems appropriate, including the experience, skill, integrity and background of the candidates.  The Committee may consider candidates proposed by management or stockholders but is not required to do so.  The Committee does not have any formal policy with regard to the consideration of any Director candidates recommended by the security holders or any minimum qualifications or specific procedure for identifying and evaluating nominees for Director as the Board does not believe that such a formalistic approach is necessary or appropriate at this time.

The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board a set of risk management policies and procedures, including the Company’s compensation policies for all its employees as they relate to risk management, and to review these policies and procedures annually.

The Nominating/Corporate Governance Committee, in seeking qualified Board members, does not have a policy regarding utilizing diversity, however defined, in its selection process.  The Nominating/Corporate Governance Committee looks for individuals who have very high integrity, significant business experience and a deep genuine interest in the Company.  We believe that each of the director nominees and other directors bring these qualifications to our Board of Directors.  Moreover, they provide our board with a diverse complement of specific business skills, experience and perspectives.

The Nominating/Corporate Governance Committee Charter was last amended in August 2012.  The Nominating/Corporate Governance Committee Charter is available on the Company’s website (www.systemax.com).

Stockholder Nominations for Director

Stockholders may propose candidates for Board membership by writing to Systemax Inc., Attention: Nominating/Corporate Governance Committee, 11 Harbor Park Drive, Port Washington, NY 11050 so that the nomination is received by the Company by December 31, 2015 to be considered for the 2016 annual meeting.  Any such proposal shall contain the name, Company security holdings (direct or indirect; of record and/or beneficially) and contact information of the person making the nomination; a description of all direct and indirect related party transactions, compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the nominee and his or her respective affiliates, associates and others with whom they are acting in concert, on the other hand; the nominee’s name, age, address and other contact information; any direct or indirect holdings, beneficially and/or of record, of the Company’s securities by the nominee; any information regarding the nominee required to be disclosed about directors under applicable securities laws and/or stock exchange requirements; information regarding related party transactions with the Company and/or the stockholder submitting the nomination and/or the nominee; any actual or potential conflicts of interest; the nominee’s biographical data, current public and private company affiliations, employment history (including current principal employment) and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.  Nominees proposed by stockholders will receive the same consideration as other nominees.

Compensation Committee

The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the Chief Executive Officer and, after an evaluation of the Chief Executive Officer’s performance in light of such goals, to set the compensation of the Chief Executive Officer.  The Compensation Committee also approves (a) the annual compensation of the other executive officers of the Company, (b) the annual compensation of certain subsidiary managers, and (c) all individual stock-based incentive grants.  The Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of the Company including the Company’s incentive-based and equity-based compensation plans.  The Compensation Committee also prepares an annual report on executive compensation for inclusion in the annual proxy statement.  (See “Compensation Committee Report to Stockholders” below.) The current members of the Compensation Committee are Robert Rosenthal (Chairman), Stacy Dick and Marie Adler-Kravecas.

In addition, it is the Compensation Committee’s responsibility to consider, and work together with the Company’s Audit Committee regarding, the Company’s compensation policies for all its employees in the context of how such policies affect and promote the Company’s risk management goals and objectives.

The Compensation Committee Charter was last amended in May 2013.  The Compensation Committee Charter is available on the Company’s website (www.systemax.com).

Executive Committee

The Executive Committee consists of the Chairman of the Board and any Vice Chairman and such other Directors as may be named thereto by the Board.  The current members of the Executive Committee are Messrs. Richard Leeds, Bruce Leeds, Robert Leeds and Robert Rosenthal, the Lead Independent Director. Among other duties as may be assigned by the Board from time to time, the Executive Committee is authorized to oversee the operations of the Company, supervise the executive officers of the Company, review and make recommendations to the Board regarding the strategic direction of the Company and review and make recommendations to the Board regarding all possible acquisitions or other significant business transactions.  The Executive Committee is also authorized to manage the affairs of the Corporation between meetings of the Board; the Committee has all of the powers of the Board not inconsistent with any provisions of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or By-Laws or other resolutions adopted by the Board, but does not generally exercise such authority.

Board Leadership Structure

As noted above, our Board currently includes three independent Directors.  Richard Leeds has served as Chairman and Chief Executive Officer since April 1995.  Our independent directors have designated, Robert Rosenthal, one of the independent directors, to be the Lead Independent Director. We believe that the current mix of employee directors and non-employee independent directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

Although the Board does not have an express policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee, the Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of the Company and its stockholders at the time of such determination.  At this time, the Board of Directors believes that Mr. Leeds’ service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders. Mr. Leeds possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the matters that are most critical to the Company and its stockholders.  His combined role has produced decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic conditions.

The Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions.  Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the Company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe the Company, like many U.S. companies, has been well-served by this leadership structure.

Lead Independent Director

The independent Directors elect one independent Director to serve as a Lead Independent Director. In addition to presiding at executive sessions of nonemployee Directors, the Lead Independent Director has the responsibility to coordinate the activities of the independent Directors, and to perform the following functions: (a) advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent Directors can perform their duties responsibly while not interfering with the flow of the Company’s operations; (b) provide the Chairman with input as to the preparation of agendas for the Board and committee meetings; (c) advise the Chairman as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and although the Company’s management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material; (d) recommend to the Chairman the retention of consultants who report directly to the Board; (e) assist the Board and the Company’s officers in assuring compliance with and implementation of the corporate governance policies; and be principally responsible for recommending revisions to the corporate governance policies; (f) coordinate and develop the agenda for, and moderate executive sessions of, the independent directors of  the Board, and act as principal liaison between the independent directors and the Chairman on sensitive issues; and (g) recommend to the Chairman the membership of the various Board committees.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Corporate Governance Guidelines, as amended in April 2010, provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Risk Oversight

Our Board as a whole is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management.  Risk management is a recurring Audit Committee and Board quarterly agenda item, and is considered part of strategic planning.  The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material Company risk from management and from the Company’s Legal, Risk Management/Insurance and Internal Audit Departments.

The Board has delegated to each of its committees oversight of certain aspects of the Company’s risk management process.  Among its duties, the Audit Committee reviews with management (a) Company processes with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting, and (c) the Company’s compliance with legal and regulatory requirements.  The Compensation Committee is responsible for considering and working together with the Audit Committee regarding the Company’s compensation policies for all its employees in the context of how such policies affect and promote the Company’s risk management goals and objectives. The Nominating/Corporate Governance Committee is responsible for developing and recommending to the Board a set of risk management policies and procedures, including the Company’s compensation policies for all its employees as they relate to risk management, and to review these policies and procedures annually. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s senior management is responsible for day-to-day risk management. Our Internal Audit Department serves as the primary monitoring and testing function for company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.  The Internal Auditor reports directly to our Chief Financial Officer and Audit Committee quarterly, and the Audit Committee considers risk management issues as part of its quarterly agenda.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the Board operates under its Charter, which was originally adopted by the Board in 2000 and was most recently revised in August 2012.  As set forth in its Charter, the Audit Committee’s job is one of oversight.  Management is responsible for the Company’s financial statements, internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with the Company’s policies and legal requirements.  The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuance of a report thereon, and for monitoring the effectiveness of the Company’s internal controls; they also perform limited reviews of the Company’s unaudited quarterly financial statements.

The Audit Committee’s responsibility is to engage the independent registered public accountants, monitor and oversee these accounting, financial and audit processes and report its findings to the full Board.  It also investigates matters related to the Company’s financial statements and controls as it deems appropriate.  In the performance of these oversight functions, the members of the Audit Committee rely upon the information, opinions, reports and statements presented to them by Company management and by the independent registered public accountants, as well as by other experts that the Committee hires.

The Audit Committee met with the Company’s independent auditors to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the year ended December 31, 2014.  The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2014 were prepared in accordance with U.S. generally accepted accounting principles.  In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2014 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61  Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.

Based on the review of the representations of management, the discussions with management and the independent registered public accountants and the review of the Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, to the Committee, the Audit Committee recommended to the Board that the financial statements of the Company for fiscal year 2014 as audited by Ernst & Young LLP be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Stacy Dick (Chairman)
Robert Rosenthal
Marie Adler-Kravecas

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

EXECUTIVE OFFICERS

There are no arrangements or understandings between any officer and any other person pursuant to which such person was selected as an officer.

The following table sets forth certain information with respect to the executive officers of the Company as of April 14, 2015.

Name	Age	Position

Richard Leeds	55	Chairman and Chief Executive Officer; Director
Bruce Leeds	59	Vice Chairman; Director
Robert Leeds	59	Vice Chairman and Chief Executive of the Company’s North American Technology Products Group; Director
Lawrence Reinhold	55	Executive Vice President and Chief Financial Officer; Director
Robert Dooley	61	President of the Company’s Industrial Products Group
Perminder Dale	54	Chief Executive of the Company’s EMEA Technology Products Group
Eric Lerner	57	Senior Vice President and General Counsel
Thomas Axmacher	56	Vice President and Controller
Manoj Shetty	54	Senior Vice President and Chief Information Officer

For biographical information about Richard Leeds, Bruce Leeds, Robert Leeds and Lawrence Reinhold, see pages 9 and 10 of this Proxy Statement.

Robert Dooley was appointed President of the Company’s Industrial Products Group in January 2012.  Mr. Dooley originally joined the Company in 1982 and served in numerous roles until March 2004, including Senior Vice President, Worldwide Computer Sales and Marketing.  He also was a Director of the Company from June 1995 through March 2004.  Mr. Dooley left the Company in 2004 but returned in December 2007 as Vice President, Internet Marketing for the Global Industrial business.  Mr. Dooley graduated from Rensselaer Polytechnic Institute with a B.S. in Physics.

Perminder Dale joined the Company in January 2012 as Chief Executive of the Company’s EMEA Technology Products Group. Mr. Dale has over 20 years of experience in the information technology industry: from 1996 to 2010 Mr. Dale held various significant executive positions with Dell Computer Corporation, including Director of Server Business for Europe, Middle East and Africa, Director of UK Corporate Sales, Vice President and General Manager of Emerging Markets (2000 to 2008) and Vice President and General Manager of Global Distribution Channels (2008 to 2010). Mr. Dale also held various management positions with other well-known technology companies, including Sun Microsystems, Siemins NixDorf and Hewlett Packard. Mr. Dale earned his M.B.A. in international business and marketing from University of Bradford Business School.

Eric Lerner was appointed Senior Vice President and General Counsel in May 2012. He was previously a senior corporate partner at Kramer Levin Naftalis & Frankel, a corporate partner, Co-Chair of the National Corporate Department and member of the Board of Directors of Katten Muchin Zavis Rosenman, and a corporate partner and Chair of the Corporate Department of Rosenman & Colin. He received his JD degree from the University of Chicago and his undergraduate degree from SUNY Binghamton.

Thomas Axmacher was appointed Vice President and Controller of the Company in October 2006.  He was previously Chief Financial Officer of Curative Health Services, Inc., a publicly traded health care company, and Vice President and Controller of Tempo Instrument Group, an electronics manufacturer.  Mr. Axmacher received his B.S. degree in Accounting from Albany University and his M.B.A. from Long Island University.

Manoj Shetty was appointed Senior Vice President and Chief Information Officer of the Company in August 2014.  Mr. Shetty originally joined the Company in 2000 and has served in several Information Technology roles since that time.  Prior to joining Systemax, Mr. Shetty was employed at Mercator (ultimately acquired by IBM) and in the manufacturing sector.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of the Shares as of April 14, 2015, by (i) each of the Directors, (ii) each of the Named Executive Officers listed in the Summary Compensation table, (iii) all current Directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities.

As used in this table “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security.  A person is deemed as of any date to have “beneficial ownership” of any security that such person owns or has a right to acquire within 60 days after such date.  Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.  Unless otherwise stated, each person owns the reported shares directly and has the sole right to vote and determine whether to dispose of such shares.  The address for each beneficial owner, unless otherwise noted is c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

A total of 36,818,158 Shares were outstanding as of April 14, 2015.

	Amount and Nature of Beneficial Ownership (a)	Percent of Class
Richard Leeds (1)	12,643,830	34.3%
Bruce Leeds (2)	11,277,452	30.6%
Robert Leeds (3)	12,384,752	33.6%
Lawrence Reinhold (4)	386,574	1%
Robert Dooley (5)	104,400	*
Eric Lerner (6)	37,500	*
Robert Rosenthal (7)	72,391	*
Stacy Dick (8)	45,267	*
Marie Adler-Kravecas (9)	28,163	*
All current Directors and executive officers of the Company (12 persons) (10)	25,640,962	69.8%

Other Beneficial Owners of 5% or More of the Company’s Voting Stock
Prescott General Partners LLC (11) 2200 Butts Road, Suite 320 Boca Raton, FL 33431	2,118,192	5.8%

(a)	Amounts listed in this column may include shares held in partnerships or trusts that are counted in more than one individual’s total.

*	less than 1%

(1)	Includes 1,981,477 shares owned by Mr. Richard Leeds directly, 1,500,000 shares owned by the Richard Leeds 2015 GRAT, 742,283 shares owned by the Richard Leeds 2012 GRAT, 766,290 shares owned by the Richard Leeds 2011 GRAT and 362,026 shares owned by the Richard Leeds 2010 GRAT. Also includes 1,838,583 shares owned by a limited partnership of which Mr. Richard Leeds is a general partner, 235,850 shares owned by a limited partnership of which a limited liability company controlled by Mr. Richard Leeds is the general partner, 4,697,521 shares owned by trusts for the benefit of his brothers’ children for which Mr. Richard Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Richard Leeds has an indirect pecuniary interest.

(2)	Includes 2,919,357 shares owned by Mr. Bruce Leeds directly, 700,000 shares owned by the Bruce Leeds 2015 GRAT, 466,064 shares owned by the Bruce Leeds 2012 GRAT, 467,613 shares owned by the Bruce Leeds 2011 GRAT and 234,028 shares owned by the Bruce Leeds 2010 GRAT. Also includes 1,838,583 shares owned by a limited partnership of which Mr. Bruce Leeds is a general partner, 4,132,007 shares owned by trusts for the benefit of his brothers’ children for which Mr. Bruce Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Bruce Leeds has an indirect pecuniary interest.

(3)	Includes 1,074,913 shares owned by Mr. Robert Leeds directly, 2,100,000 shares owned by the Robert Leeds 2015 GRAT, 910,003 shares owned by the Robert Leeds 2012 GRAT, 881,658 shares owned by the Robert Leeds 2011 GRAT and 374,139 shares owned by the Robert Leeds 2010 GRAT. Also includes 1,838,583 shares owned by a limited partnership of which Mr. Robert Leeds is a general partner, 4,685,656 shares owned by trusts for the benefit of his brothers’ children for which Mr. Robert Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Robert Leeds has an indirect pecuniary interest.

(4)	Includes options to acquire a total of 250,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1999 Long-Term Stock Incentive Plan, options to acquire a total of 37,500 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2010 Long-Term Incentive Plan and 17,500 restricted stock units granted pursuant to the Company’s 2010 Long-Term Incentive Plan that will vest within 60 days. Also includes 500 shares held by Mr. Reinhold’s spouse, of which Mr. Reinhold disclaims beneficial ownership.

(5)	Includes options to acquire a total of 10,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1999 Long-Term Stock Incentive Plan and options to acquire a total of 37,500 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2010 Long-Term Incentive Plan.

(6)	Includes options to acquire a total of 37,500 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2010 Long-Term Incentive Plan.

(7)	Includes options to acquire a total of 7,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1995 and 2006 Stock Incentive Plans for Non-Employee Directors and 4,171 restricted stock units granted pursuant to the Company’s 2006 Stock Incentive Plan for Non-Employee Directors that will vest within 60 days.

(8)	Includes options to acquire a total of 7,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1995 and 2006 Stock Incentive Plans for Non-Employee Directors and 4,171 restricted stock units granted pursuant to the Company’s 2006 Stock Incentive Plan for Non-Employee Directors that will vest within 60 days.

(9)	Includes options to acquire a total of 5,000 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2006 Stock Incentive Plan for Non-Employee Directors and 4,171 restricted stock units granted pursuant to the Company’s 2006 Stock Incentive Plan for Non-Employee Directors that will vest within 60 days.

(10)	Includes options to acquire a total of 42,500 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 1999 Long-Term Stock Incentive Plan and options to acquire a total of 86,250 shares that are currently exercisable or become exercisable within 60 days pursuant to the terms of the Company’s 2010 Long-Term Incentive Plan.

(11)	Based on information supplied by Prescott General Partners LLC (“PGP”), Prescott Associates L.P., Thomas W. Smith and Scott J. Vassalluzzo in a Schedule 13G/A filed with the SEC on February 13, 2015. The address of the parties is 2200 Butts Road, Suite 320, Boca Raton, FL 33431. Prescott General Partners LLC, Prescott Associates L.P. and Messrs. Smith and Vassalluzzo have the shared power to vote or dispose or to direct the vote or the disposal of 2,118,192; 2,044,691; 768,518; and 192,018, respectively. PGP, as the general partner of three private investment limited partnerships (the “Partnerships ”), may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of 2,118,192 shares held by the Partnerships. Mr. Smith has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of 600,000 shares. Mr. Vassalluzzo has the sole power to vote or to direct the vote of and to dispose or to direct the disposition of no shares. In their capacities as investment managers for certain managed accounts, Messrs. Smith and Vassalluzzo may be deemed to have the shared power to vote or to direct the vote of 168,518 and 92,018 shares, respectively, and to dispose or to direct the disposition of 168,518 and 192,018 shares, respectively. Voting and investment authority over investment accounts established for the benefit of certain family members and friends of Messrs. Smith and Vassalluzzo is subject to each beneficiary’s right, if so provided, to terminate or otherwise direct the disposition of the investment account. The 13G/A is Amendment No. 6 to the joint filing on Schedule 13G by Thomas W. Smith, Scott J. Vassalluzzo and Steven M. Fischer originally filed with the SEC on July 13, 2009, as amended by Amendment No. 1 filed with the SEC on February 16, 2010, Amendment No. 2 filed with the SEC on February 14, 2011, Amendment No. 3 filed with the SEC on January 5, 2012, Amendment No. 4 filed with the SEC on February 14, 2013 and Amendment No. 5 filed with the SEC on February 14, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, Directors and ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on its review of the copies of Section 16(a) forms received by it, or written representations from certain reporting persons, the Company believes its Executive Officers, Directors and ten-percent stockholders complied with all such filing requirements for fiscal year 2014; except for the following filing made on behalf of the named persons that were inadvertently filed late by the Company:  a Form 5 for Eric Lerner filed with the SEC on April 1, 2015.

TRANSACTIONS WITH RELATED PERSONS

Under the Company’s Corporate Ethics Policy, all officers, Directors and employees (collectively the “Company Representatives”) are required to avoid conflicts of interest, appearances of conflicts of interest and potential conflicts of interest.  A “conflict of interest” occurs when a Company Representative’s private interest interferes in any way with the interests of the Company.  A conflict can arise when a Company Representative takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest also arise when a Company Representative, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.  Company Representatives cannot allow any consideration such as the receipt of gifts or financial interests in other businesses or personal or family relationships to interfere with the independent exercise of his or her business judgment and work activities to the benefit of the Company.  Loans to, or guarantees of obligations of, Company Representatives are prohibited unless permitted by law and authorized by the Board or a Committee designated by the Board.  If a Company Representative becomes aware of a potential conflict of interest he or she must communicate such potential conflict of interest to the Company.

The Company’s written corporate approval policy requires transactions with related persons, including but not limited to leases with related persons and sales or purchases of Company assets by related persons, to be reviewed and approved or ratified by the Company’s Audit Committee as well as by the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel.  In this regard, all such transactions are first discussed with the Chief Financial Officer and are submitted to the General Counsel’s office, including for an initial determination of whether such further related person transaction review is required.  The Company utilizes the definition of related persons under applicable SEC rules, defined as any executive officer, director or nominee for director of the Company, any beneficial owner of more than 5% of the outstanding shares of the Company’s common stock, or any immediate family member of any such person.  In reviewing these transactions, the Company strives to assure that the terms of any agreement between the Company and a related party is at arm’s length, fair and at least as beneficial to the Company as could be obtained from third parties.  The Audit Committee, in its discretion, may consult with third party appraisers, valuation advisors or brokers to make such determination.

Leases

The Company has leased its facility in Port Washington, NY since 1988 from an entity owned by Richard Leeds, Bruce Leeds and Robert Leeds, Directors of the Company.  Rent expense under this lease totaled $975,000 for fiscal year 2014.  The Company believes that at the time the lease was signed, these payments were no higher than would be paid to an unrelated lessor for comparable space.

Stockholders Agreement

Certain members of the Leeds family (including Richard Leeds, Bruce Leeds and Robert Leeds) and family trusts of Messrs. Leeds entered into a stockholders agreement pursuant to which the parties agreed to vote in favor of the nominees for the Board designated by the holders of a majority of the Shares held by such stockholders at the time of the Company’s initial public offering of the Shares.  In addition, the agreement prohibits the sale of the Shares without the consent of the holders of a majority of the Shares held by all parties to the agreement, subject to certain exceptions, including sales pursuant to an effective registration statement and sales made in accordance with Rule 144.  The agreement also grants certain drag-along rights in the event of the sale of all or a portion of the Shares held by holders of a majority of the Shares.  As of the end of fiscal year 2014, the parties to the stockholders agreement beneficially owned 25,286,700 Shares subject to such agreement (constituting approximately 68.7% of the Shares outstanding).

Pursuant to the stockholders agreement, the Company granted to the parties demand and incidental, or “piggy-back,” registration rights with respect to the Shares.  The demand registration rights generally provide that the holders of a majority of the Shares may require, subject to certain restrictions regarding timing and number of Shares that the Company register under the Securities Act all or part of the Shares held by such stockholders.  Pursuant to the incidental registration rights, the Company is required to notify such stockholders of any proposed registration of any Shares under the Securities Act and if requested by any such stockholder to include in such registration any number of shares of Shares held by it subject to certain restrictions.  The Company has agreed to pay all expenses and indemnify any selling stockholders against certain liabilities, including under the Securities Act, in connection with the registration of Shares pursuant to such agreement.

EQUITY COMPENSATION PLAN INFORMATION

Information for our equity compensation plans in effect as of the end of fiscal year 2014 is as follows:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category

Equity compensation plans approved by security holders	1,102,250	$16.11	6,637,636
Equity compensation plans not approved by security holders	—	—	—
Total	1,102,250	$16.11	6,637,636

(1)	The weighted-average exercise price does not take into account the shares issuable upon outstanding restricted stock units vesting, which have no exercise price.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss the material elements of our compensation programs and policies, including the objectives of our compensation programs and the reasons why we pay each element of our executives’ compensation.  Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, the following individuals, whom we refer to as the Named Executive Officers or NEOs.  This discussion focuses on compensation practices relating to the NEOs for our 2014 fiscal year.

Under SEC rules, the disclosure on executive compensation is being provided for each of the following:

•	each person who served as chief executive officer or chief financial officer at any time during 2014; and

•	the three other most highly compensated persons serving as executive officers at year end.

In addition, we have included executive compensation disclosure for Bruce Leeds (Vice Chairman) in order to provide full disclosure with respect to our most senior executives.

Our NEOs in 2014 (based on the criteria noted above) were as follows:

Name of NEO	Position
Richard Leeds	Chairman and Chief Executive Officer
Bruce Leeds	Vice Chairman
Robert Leeds	Vice Chairman and Chief Executive of the Company’s North American Technology Products Group
Lawrence Reinhold	Executive Vice President and Chief Financial Officer
Robert Dooley	President of the Company’s Industrial Products Group
Eric Lerner	Senior Vice President and General Counsel

Central Objectives and Philosophy of Our Executive Compensation Programs

The Company’s executive compensation programs are designed to achieve a number of important objectives, including attracting and retaining individuals of superior ability and managerial talent, rewarding individual contributions to the achievement of the Company’s short and long-term financial and business objectives, promoting integrity and good corporate governance, and motivating our executive officers to manage the Company in a manner that will enhance its growth and financial performance for the benefit of our stockholders, customers and employees.  Accordingly, in determining the amount and mix of compensation, the Compensation Committee seeks both to provide a competitive compensation package and to structure annual and long-term incentive programs that reward achievement of performance goals that directly correlate to the enhancement of sustained, long-term stockholder value, as well as to promote executive retention.

Our Compensation Committee seeks to design compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation.  The Company’s variable pay programs are designed to reward outstanding individual and team performance while mitigating risk taking behavior that might affect financial results.  Risk taking behavior includes the risk that an executive will take action that is detrimental to the Company’s long-term interest in order to increase the executive’s short-term performance-based compensation.  We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term.  We believe the following factors are effective in mitigating risk relating to our compensation programs:

•	Multiple Performance Factors. We use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure.

•	Award Cap. Our 2012, 2013, 2014 and 2015 NEO Cash Bonus Plans each cap the maximum award payable to any individual.

•	Clawback Provision. Our NEO Cash Bonus Plans provide the Company the ability to recapture all or a portion of cash awards (i) from our executive officers to the extent a bonus resulted from reported financial results that upon restatement of such results (other than as a result of changes in accounting principles) would not have generated the bonus or would have generated a lower bonus or (ii) from an executive officer if the Board learns of any misconduct by the executive officer that contributed to the Company having to restate all or a portion of its financial statements. In addition, the Board may recapture cash bonus awards from an executive if the Board determines that the executive engaged in serious ethical misconduct.

•	Management Processes. Board and management processes are in place to oversee risk associated with the Company’s operations. Our Board as a whole is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management. Risk management is a recurring Audit Committee and Board quarterly agenda item, and is considered part of strategic planning. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material risks affecting the Company from management and from our Legal, Risk Management/Insurance and Internal Audit departments.

•	Long-Term Equity Compensation. A number of factors mitigate risks inherent in long-term equity compensation, specifically the vesting period for stock options and restricted stock unit grants, which we believe causes our executives to focus on long-term achievements and on building stockholder value.

We believe that our compensation policies for employees generally throughout our organization are not reasonably likely to have a material adverse effect on our company.  From time to time a limited number of key managers are eligible to receive stock options and/or restricted stock units in varying amounts based on the judgment of the Compensation Committee.  However, all awards are subject to years long vesting periods.

Elements of Our Executive Compensation Programs

To promote the objectives described above, our executive compensation programs consist of the following principal elements:

•	Base salary;

•	Non-equity incentive cash compensation, referred to for discussion purposes as bonuses;

•	Stock–based incentives; and

•	Benefits, perquisites and other compensation.

The Committee does not maintain formal policies for specifically allocating compensation among current and long-term compensation or among cash and non-cash compensation elements.  Instead, the Committee maintains flexibility and adjusts different elements of compensation based upon its evaluation of the Company’s key compensation goals set forth above.  The Company does not have a formal policy regarding internal pay equity.

Base Salary - Salary levels are subjectively determined based on individual and Company performance as well as an objective assessment of prevailing salary levels for comparable companies, derived from widely available published reports of the average of prevailing salary levels for comparable companies (based on industry, revenues, number of employees, and similar factors) in the Company’s geographic regions.  Such reports do not identify the component companies.  Mr. Reinhold’s and Mr. Lerner’s minimum salary is set pursuant to their respective employment agreements.

Cash Bonuses - Incentive cash compensation of the Company’s NEOs under the 2012, 2013, 2014 and 2015 NEO Cash Bonus Plans described below (and implemented under our 2010 Long-Term Incentive Plan, described below), is disclosed in the Summary Compensation table below as Non-Equity Incentive Compensation, and is based primarily upon an evaluation of Company performance as it relates to three general business areas:

•	Operational and Financial Performance (utilizing standard metrics such as net sales, operating income, consolidated net income, earnings before interest and taxes (“EBIT”), gross margin, operating margin, earnings per share, working capital, return on invested capital, stockholder equity and peer group comparisons);

•	Strategic Accomplishments (including growth in the business, implementation of systems, process and technology improvements, and growth in the value of the Company’s assets, including through strategic acquisition transactions); and

•	Corporate Governance and Oversight (encompassing legal and regulatory compliance and adherence to Company policies including the timely filing of periodic reports with the SEC, the Sarbanes-Oxley Act, environmental, employment and safety laws and regulations and the Company’s corporate ethics policy).

In addition, Mr. Dooley and Mr. Lerner have a portion of their cash bonus tied to specific business unit or personal objectives, as described below.

Pursuant to SEC rules, and except for disclosure of any actually achieved 2014 and future financial targets and the Company’s actual performance relative to any such achieved 2014 and future targets, the Company is not disclosing the specific performance targets and actual performance measures for the goals used in its 2012, 2013, 2014 and 2015 NEO Cash Bonus Plans because they represent confidential financial information that the Company does not disclose to the public, and the Company believes that disclosure of this information would cause us competitive harm.  The Company believes that these performance goals were reasonably challenging to achieve.  Targets are set such that only exceptional performance will result in payouts above the target incentive and poor performance will result in diminished or no incentive payment.  We set the target performance goals at a level for which there is a reasonable chance of achievement based upon forecasted performance.  Scenarios were developed based upon a range of assumptions used to build our annual budget.  We did not perform specific analysis on the probability of the achievement of the target performance goals given that the market is difficult to predict.  Rather, we relied upon our experience in setting the goals guided by our objective of setting a reasonably attainable and motivationally meaningful goal.

In determining the compensation of a particular executive, consideration is given to the specific corporate responsibilities that such executive is charged with as they relate to the foregoing business areas.

Stock-Based Incentives - Stock-based incentives, at the present time consisting of (a) non-qualified stock options granted at 100% of the stock’s fair market value on the grant date (based on the NYSE closing price of the Company’s common stock on that date) and/or (b) restricted stock units granted subject to certain conditions, constitute the long-term portion of the Company’s executive compensation package.  Stock based compensation provides an incentive for executives to manage the Company with a view to achieving results which would increase the Company’s stock price over the long-term and, therefore, the return to the Company’s stockholders.  Stock option, restricted stock and restricted stock unit grants must be approved by the Compensation Committee; however, the Compensation Committee is permitted to delegate this authority to officers of the Company regarding awards to employees who are not officers or directors of the Company and who are not, and are not expected to become, “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  We do not use any specific allocation percentage or formula in determining the size of the cash and equity based components of compensation in relation to each other.

The Compensation Committee is cognizant of the timing of the grant of stock based compensation in relation to the publication of Company earnings releases and other public announcements.  Stock based compensation grants generally will not be made effective, until after the Company has disclosed, and the market has had an opportunity to react to, material, potentially market-moving, information concerning the Company.

Richard Leeds, Bruce Leeds and Robert Leeds have not historically received stock options or other stock-based incentives as part of their compensation since the Company’s initial public offering, and did not receive any such compensation in 2012, 2013 or 2014.  As described below, Mr. Dooley received stock options and restricted stock units in 2012; Mr. Lerner received stock options in 2012, 2013 and 2014 pursuant to his employment agreement.

Benefits, Perquisites and Other Compensation - The Company provides various employee benefit programs to its employees, including NEOs.  These benefits include medical, dental, life and disability insurance benefits and our 401(k) plan, which includes Company contributions.  The Company also provides Company-owned or leased cars or automobile allowances and related reimbursements to certain NEOs and certain other Company managers which are not provided to all employees.  Certain Company executives also have or are entitled to receive severance payments, and/or change of control payments pursuant to negotiated employment agreements they have with the Company (see below).  The Company does not provide to executive officers any (a) pension benefits or (b) deferred compensation under any defined contribution or other plan on a basis that is not tax-qualified.

Tax Deductibility Considerations - It is our policy generally to qualify compensation paid to executive officers for deductibility under section 162(m) of the Code.  Section 162(m) generally prohibits deducting the compensation of executive officers that exceeds $1,000,000 unless that compensation is based on the satisfaction of objective performance goals.  Our long-term incentive plans (the 1995 Long-Term Stock Incentive Plan, the 1999 Long-Term Stock Incentive Plan, as amended, the 1995 Stock Option Plan for Non-Employee Directors, the 2006 Stock Incentive Plan for Non-Employee Directors, and the 2010 Long-Term Incentive Plan) and the Systemax Executive Incentive Plan are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards.  However, we reserve the discretion to pay compensation to our executive officers that may not be deductible.

Role of the Compensation Committee and CEO in Compensation Decisions

The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the Chief Executive Officer and, after an evaluation of the Chief Executive Officer’s performance in light of such goals, to set the compensation of the Chief Executive Officer.  The Compensation Committee also approves, upon the recommendation of the Chief Executive Officer (following consultation with the two Vice Chairmen, the Chief Financial Officer,  the Chief Executives of the North American and EMEA Technology Products Groups and the President of the Company’s Industrial Products Group), (a) the annual compensation of the other executive officers of the Company, (b) the annual compensation of certain subsidiary managers, and (c) all individual stock incentive grants to other executive officers.  The Compensation Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of the Company, including the Company’s stock-incentive based compensation plans.  The Compensation Committee has the authority to retain third party compensation consultants to provide assistance with respect to compensation strategies, market practices, market research data and the Company’s compensation goals.  The Compensation Committee did not retain any such consultant in 2012, 2013 or 2014.

2010 Long-Term Incentive Plan

In 2010, the Board of Directors approved, and the stockholders of the Company approved at the 2010 Annual Meeting, the 2010 Long-Term Incentive Plan in order to promote the interests of the Company and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees, including consultants and advisors to the Company and its affiliates; (ii) motivating such employees, consultants and advisors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees, consultants and advisors to participate in the long-term growth and financial success of the Company.

The 2010 Long-Term Incentive Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (which may be in the form of cash) or other stock-based awards.  Any of the foregoing is referred to as an “Award.” Subject to adjustment in the case of certain corporate changes, Awards may be granted under the 2010 Long-Term Incentive Plan with respect to an aggregate of 7,500,000 shares of the Company’s Common Stock.  During a calendar year, Awards may be granted to any individual with respect to a maximum of 1,500,000 shares (or $10,000,000 in the case of cash performance awards).

Any employee of the Company or of any affiliate and any individual providing consulting or advisory services to the Company or an affiliate, is eligible to receive an award under the 2010 Long-Term Incentive Plan.  The Compensation Committee administers the Plan and determines, in its sole discretion, the terms and conditions of any Award.  The Compensation Committee or the Board of Directors may delegate to one or more officers or managers of the Company the authority to designate the individuals who will receive Awards under the Plan provided that the Compensation Committee shall itself grant all Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose Awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code.

The Compensation Committee determines the persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award.  The Compensation Committee also determines the prices, expiration dates, vesting schedules, forfeiture provisions and other material features of Awards.  The Compensation Committee has the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it deems necessary or appropriate.  All decisions and determinations of the Compensation Committee are final, binding and conclusive on all parties.

The 2010 Long-Term Incentive Plan provides that granting or vesting of restricted stock, restricted stock units and performance awards may be conditioned on the achievement of specified performance goals.  These goals must be established by the Compensation Committee within 90 days of the beginning of the year (or other period to which the performance goals relate) or, if shorter, within the first 25% of the performance period.

The performance goals may be based on one or more of:  share price, revenues, earnings (including but not limited to EBITDA), earnings per share, return on equity, expenses, and objective strategic and governance business goals.  Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2010 Long-Term Incentive Plan are determined in a manner consistent with the methods used in the Company’s Forms 10-K and 10-Q, except that adjustments will be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

2015 NEO Cash Bonus Plan

In 2015, pursuant to the 2010 Long-Term Incentive Plan previously adopted by the Board of Directors and by the stockholders at the 2010 Annual Meeting, our Compensation Committee, with input from our Chief Executive Officer, established our 2015 NEO Cash Bonus Plan (“2015 Bonus Plan”) providing for target cash bonuses for the NEOs based on the achievement of certain financial and non-financial performance-based criteria in 2015.  The 2015 Bonus Plan implements for 2015 the 2010 Long-Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEOs for 2015.

The following discussion applies to 100% of the 2015 total non-equity incentive compensation for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold; the 25% portion of Mr. Dooley’s 2015 total non-equity incentive compensation that is based on the 2015 Bonus Plan; and the 50% portion of Mr. Lerner’s 2015 total non-equity incentive compensation that is based on the 2015 Bonus Plan.

For 2015, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, are as follows:

●	Financial Goals for 2015 (80% of total cash bonus target)

–	Adjusted Operating Income Performance (60%): The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–	Sales Performance (20%): The Compensation Committee believes sales performance is key to our Company achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis. Sales are further adjusted for the impact of any acquisition which is completed during the plan year.

●	Non-Financial Goals for 2015 (20% of total cash bonus target)

–	Strategic Accomplishments (16%): Strategic goals were established surrounding accomplishments within our Industrial Products Group, and our North American and EMEA Technology Products Groups. These distinct goals relate to various strategic initiatives including enhancing our worldwide information technology systems by continued migration to a new platform specially designed for our needs; improving performance in our UK Operations as well as stabilizing the performance of our Shared Service Center in EMEA; integration of the PEG Group acquisition and continued organic growth within our Industrial Products Group, and successful completion of the previously announced restructuring activities for our North American Technology Products Group. The Compensation Committee believes these initiatives will enhance the Company’s operational infrastructure and efficiency.

–	Corporate Governance Goals (4%): These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders as evidenced by the absence of material weaknesses in internal controls and financial reporting, prompt investigation and disposition of any ethical or governance issues that may arise, and the absence of any serious OSHA matters.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component.  The bonus for the sales target financial component is payable starting at achievement of in excess of 80% of the sales target financial goal component amount up to 140% of the sales target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount. No bonus is payable in respect of this component if achievement is 80% or less of the sales target while increased bonuses (up to 300% of the target bonus amount for this financial component) are payable on a pro rata basis for over achievement of the sales target financial goal component.    The adjusted operating income financial goal component is payable at a level of 100% if the target is achieved.  Each $500,000 variance in actual achievement below the 100% level will generate a 5% negative variance in the target bonus amount.  Each $500,000 variance in actual achievement above the 100% level will generate a 5% positive variance in the target bonus amount up to 300% of the target bonus amount for this financial component.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.  Accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels with target bonus paid out accordingly.

Under the 2015 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold, assuming achievement of the 2015 Bonus Plan financial and non-financial goals at 100% base case target levels; and in the case of Mr. Dooley achievement of such 2015 Bonus Plan goals at 100% base case target levels (25% of the bonus) as well as achievement of the financial and non-financial goals of the Industrial Products Group at 100% base case target levels (75% of the bonus); and in the case of Mr. Lerner achievement of such 2015 Bonus Plan goals at 100% base case target levels (50% of the bonus) as well as achievement of performance objectives established for him by the Company (50% of the bonus):

Richard Leeds	$1,400,000
Bruce Leeds	$877,500
Robert Leeds	$877,500
Lawrence Reinhold	$1,020,000
Robert Dooley	$475,000
Eric Lerner	$265,000

The Compensation Committee believes these bonus levels are appropriate for each of our named executive officers.  The 2015 salary increases discussed below reflect the Compensation Committee’s view that such increases are appropriate in light of the current business performance and expected accomplishments in 2015.

The 2015 Bonus Plan imposes a cap on the total bonus that could be payable to any executive whose bonus is 100% earned based upon the NEO plan at 260% of the target base case bonus.  The cap on Mr. Dooley’s total bonus is 200% of the target base case bonus, and the cap on Mr. Lerner is 180% of the target base case bonus.  The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results.  Targets and bonuses are also subject to adjustment to prevent unreasonable results in the strict application of these formulas.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

As indicated above, 75% of Mr. Dooley’s cash bonus is tied to achievement of certain Industrial Products Group objectives, 80% of this portion of the bonus (60% of total target bonus) is tied to achievement of financial objectives and 20% of this portion of the bonus (15% of total target bonus) is tied to achievement of strategic objectives for the Industrial Products Group. The financial objective is based on an operating income target and each $1.0 million variance above or below the target generates a 10% positive or negative variance of the bonus payable. The bonus payout for over achievement of the financial objective is capped at 200% of the target amount. The strategic objectives are tied to achievement of various sales, customer service, integration and marketing initiatives and are measured on whether or not the goal is achieved.

As described above, 50% of Mr. Lerner’s cash bonus is tied to achievement of certain legal group objectives, 20% of this portion of the bonus (10% of total target bonus) is tied to cost management and 80% of this portion of the bonus (40% of total target bonus) is tied to achievement of individual strategic objectives including enhancing efficiency, automation and cost of the contract and litigation management process.

2014 NEO Cash Bonus Plan

In 2014, pursuant to the 2010 Long-Term Incentive Plan previously adopted by the Board of Directors and by the stockholders at the 2010 Annual Meeting, our Compensation Committee, with input from our Chief Executive Officer, established our 2014 NEO Cash Bonus Plan (“2014 Bonus Plan”) providing for target cash bonuses for the NEOs based on the achievement of certain financial and non-financial performance-based criteria in 2014.  The 2014 Bonus Plan implements for 2014 the 2010 Long-Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEOs for 2014.

The following discussion applies to 100% of the 2014 total non-equity incentive compensation for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold; the 25% portion of Mr. Dooley’s 2014 total non-equity incentive compensation that is based on the 2014 Bonus Plan; and the 50% portion of Mr. Lerner’s 2014 total non-equity incentive compensation that is based on the 2014 Bonus Plan.

For 2014, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, are as follows:

●	Financial Goals (80% of total cash bonus target)

–	Adjusted Operating Income Performance (60%): The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–	Sales Performance (20%): The Compensation Committee believes sales performance is key to our Company achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis.

●	Non-Financial Goals for 2014 (20% of total cash bonus target)

–	Strategic Accomplishments (16%): Strategic goals were established surrounding accomplishments within our Industrial Products Group, and our North American and EMEA Technology Products Groups. These distinct goals relate to various strategic initiatives including enhancing our worldwide information technology systems by continued migration to a new platform specially designed for our needs; transforming our EMEA operating model to a Pan-European approach, including substantially completing the implementation of our shared services center in Hungary; expanding the Industrial business through foreign sales initiatives and continued organic growth; and continued shift to a B2B oriented operation along with a stabilization of a profitable consumer business for our North American Technology Products Group. The Compensation Committee believes these initiatives will enhance the Company’s operational infrastructure and efficiency.

–	Corporate Governance Goals (4%): These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component.  The bonus for the sales target financial component is payable starting at achievement of in excess of 80% of the sales target financial goal component amount up to 140% of the sales target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount. No bonus is payable in respect of this component if achievement is 80% or less of the sales target while increased bonuses (up to 300% of the target bonus amount for this financial component) are payable on a pro rata basis for over achievement of the sales target financial goal component.    The adjusted operating income financial goal component is payable at a level of 100% if the target is achieved.  Each $500,000 variance in actual achievement below the 100% level will generate a 5% negative variance in the target bonus amount.  Each $500,000 variance in actual achievement above the 100% level will generate a 5% positive variance in the target bonus amount up to 300% of the target bonus amount for this financial component.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.

Under the 2014 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold, assuming achievement of the 2014 Bonus Plan financial and non-financial goals at 100% base case target levels; and in the case of Mr. Dooley achievement of such 2014 Bonus Plan goals at 100% base case target levels (25% of the bonus) as well as achievement of the financial and non-financial goals of the Industrial Products Group at 100% base case target levels (75% of the bonus); and in the case of Mr. Lerner achievement of such 2014 Bonus Plan goals at 100% base case target levels (50% of the bonus) as well as achievement of performance objectives established for him by the Company (50% of the bonus):

Richard Leeds	$1,340,000
Bruce Leeds	$832,500
Robert Leeds	$832,500
Lawrence Reinhold	$967,500
Robert Dooley	$450,000
Eric Lerner	$255,000

The Compensation Committee believes these bonus levels are appropriate for each of our named executive officers.  The 2014 salary increases discussed below reflect the Compensation Committee’s view that such increases are appropriate in light of the current business performance and expected accomplishments in 2014.

The 2014 Bonus Plan imposes a cap on the total bonus that could be payable to any executive whose bonus is 100% earned based upon the NEO plan at 260% of the target base case bonus.  The cap on Mr. Dooley’s total bonus is 200% of the target base case bonus, and the cap on Mr. Lerner is 180% of the target base case bonus.  The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results.  Targets and bonuses are also subject to adjustment to prevent unreasonable results in the strict application of these formulas.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

As indicated above, 75% of Mr. Dooley’s cash bonus is tied to achievement of certain Industrial Products Group objectives, 80% of this portion of the bonus (60% of total target bonus) is tied to achievement of financial objections and 20% of this portion of the bonus (15% of total target bonus) is tied to achievement of strategic objectives for the Industrial Products Group. The financial objective is based on an operating income target and each $1.5 million variance above or below the target generates a 10% positive or negative variance of the bonus payable. The bonus payout is capped at 200% of the target amount. The strategic objectives are tied to achievement of various sales, customer service, and marketing initiatives and are measured on whether or not the goal is achieved.  In 2014, the Industrial Products Group’s adjusted operating income performance resulted in an earned bonus of 80% of the bonus tied to this Industrial Products Group financial objective. The strategic objectives were met or partially met, and Mr. Dooley achieved 70% of the bonus for this component.

As described above, 50% of Mr. Lerner’s cash bonus is tied to achievement of certain legal group objectives, 20% of this portion of the bonus (10% of total target bonus) is tied to cost management and 80% of this portion of the bonus (40% of total target bonus) is tied to achievement of individual strategic objectives including enhancing the contract management process, enhancing the litigation management and budget process and strengthening the Company’s overall risk management function.  The cost management and the strategic objectives were met or exceeded in 2014, resulting in a 219% payout of this bonus component.

2013 NEO Cash Bonus Plan

In 2013, pursuant to the 2010 Long-Term Incentive Plan previously adopted by the Board of Directors and by the stockholders at the 2010 Annual Meeting, our Compensation Committee, with input from our Chief Executive Officer, established our 2013 NEO Cash Bonus Plan (“2013 Bonus Plan”) providing for target cash bonuses for the NEOs based on the achievement of certain financial and non-financial performance-based criteria in 2013.  The 2013 Bonus Plan implements for 2013 the 2010 Long-Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEOs for 2013. The following discussion applies to 100% of the 2013 total non-equity incentive compensation for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold; to the 25% portion of Mr. Dooley’s 2013 total non-equity incentive compensation that is based on the 2013 Bonus Plan; and to the 50% portion of Mr. Lerner’s 2013 total non-equity incentive compensation that is based on the 2013 Bonus Plan.

For 2013, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, are as follows:

●	Financial Goals (80% of total cash bonus target)

–	Adjusted Operating Income Performance (60%): The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–	Sales Performance (20%): The Compensation Committee believes top line sales growth is key to our Company achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis.

●	Non-Financial Goals for 2013 (20% of total cash bonus target)

–	Strategic Accomplishments (16%): These goals relate to various strategic initiatives including enhancing both the North American and EMEA Technology Product Group’s information technology systems, reducing our costs in Europe, including implementing our shared services center in Hungary, expanding the Industrial business through foreign sales initiatives and the commercial launch of a new online revenue channel for the Industrial business and the implementation of website enhancements and retail strategy initiatives to enhance North American Technology performance. The Compensation Committee believes these initiatives will enhance the Company’s operational infrastructure and efficiency.

–	Corporate Governance Goals (4%): These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component.  The bonus for the sales target financial component is payable starting at achievement of in excess of 80% of the sales target financial goal component amount up to 140% of the sales target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount. No bonus is payable in respect of this component if achievement is 80% or less of the sales target while increased bonuses (up to 300% of the target bonus amount for this financial component) are payable on a pro rata basis for over achievement of the sales target financial goal component.    The adjusted operating income financial goal component is payable at a level of 100% if the target is achieved.  Each $1 million variance in actual achievement below the 100% level will generate a 5% negative variance in the target bonus amount.  Each $750,000 variance in actual achievement above the 100% level will generate a 5% positive variance in the target bonus amount up to 300% of the target bonus amount for this financial component.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.

 Under the 2013 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold, assuming achievement of the 2013 Bonus Plan financial and non-financial goals at 100% base case target levels; in the case of Mr. Dooley achievement of such 2013 Bonus Plan goals at 100% base case target levels (25% of the bonus) as well as achievement of the financial and non-financial goals of the Industrial Products Group at 100% base case target levels (75% of the bonus); and in the case of Mr. Lerner achievement of such 2013 Bonus Plan goals at 100% base case target levels (50% of the bonus) as well as achievement of performance objectives established for him by the Company at 100% base case target levels (50% of the bonus), as discussed above:

Richard Leeds	$1,100,000
Bruce Leeds	$750,000
Robert Leeds	$750,000
Lawrence Reinhold	$825,000
Robert Dooley	$414,000
Eric Lerner	$248,000

The Compensation Committee believes these bonus levels are appropriate for each of our Named Executive Officers; these bonus levels are the same as those that were set for the Named Executive Officers in 2012 (other than for Mr. Dooley and Mr. Lerner).  The 2013 salary increases reflect the Compensation Committee’s view that such increases are appropriate in light of 2013 NEO bonuses being set at the same level as 2012.

The 2013 Bonus Plan imposed a cap on the total bonus that could be payable to any executive whose bonus is 100% earned based upon the NEO plan at 260% of the target base case bonus.  The cap on Mr. Dooley’s total bonus was 185% of the target base case bonus, and the cap on Mr. Lerner was 180% of the target base case bonus.  The Compensation Committee had the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results.  Targets and bonuses are also subject to adjustment to prevent unreasonable results in the strict application of these formulas.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

As indicated above, 75% of Mr. Dooley’s cash bonus is tied to achievement certain financial and strategic objectives of the Industrial Products Group, 60% of this portion of the target bonus (45% of the total target bonus) is tied to achievement of financial objectives and 40% of this portion of the target bonus (30% of the total target bonus) is tied to the achievement of strategic objectives for the Industrial Products Group. The financial objective is based on an operating income target and each $2.5 million variance below target results in a 10% negative bonus variance.  Each $1 million variance above the target results in a 10% positive bonus variance.  The bonus payout is capped at 200% of the target amount.  The strategic objectives are tied to achievement of various sales, customer service, and marketing initiatives including expanding the product line, efficiently managing supply chains and logistics capabilities, implementing new sales programs, expanding web market sales, and foreign expansion.  In 2013, the Industrial Products Group achieved adjusted operating income of $39.5 million which resulted in an earned bonus of 90% of the bonus tied to this Industrial Products Group financial objective. The strategic objectives were met or substantially met, and Mr. Dooley achieved 90% of the bonus for this component.

As described above, 50% of Mr. Lerner’s cash bonus is tied to achievement of certain legal group objectives, of this portion of the bonus (10% of total target bonus) is tied to cost management and 80% of this portion of the bonus (40% of total target bonus) is tied to achievement of individual strategic objectives  including enhancing regulatory compliance, implementing technology solutions, and new litigation management tools, and enhancing the interaction of the Legal Department with the other business units. The cost management objective was achieved, and the strategic objectives were met or partially met, resulting in an 85% payout of this bonus component.

2012 NEO Cash Bonus Plan

In 2012, pursuant to the 2010 Long-Term Incentive Plan previously adopted by the Board of Directors and by the stockholders at the 2010 Annual Meeting, our Compensation Committee, with input from our Chief Executive Officer, established our 2012 NEO Cash Bonus Plan (“2012 Bonus Plan”) providing for target cash bonuses for the NEOs based on the achievement of certain financial and non-financial performance-based criteria in 2012.  The 2012 Bonus Plan implemented for 2012 the 2010 Long-Term Incentive Plan and pertains specifically to the payment of non-equity incentive compensation to NEOs for 2012. The following discussion applies to 100% of the 2012 total non-equity incentive compensation for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold.

For 2012, such financial and non-financial goals, the percentage of the executive’s entire cash bonus tied to such goals and the weighting of each component under such goal, were as follows:

●	Financial Goals (80% of total cash bonus target)

–	Adjusted Operating Income Growth (60%): The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

–	Sales Growth (20%): The Compensation Committee believes top line sales growth is key to our Company achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis.

●	Non-Financial Goals for 2012 (20% of total cash bonus target)

–	Strategic Accomplishments (16%): These goals relate to various strategic initiatives including enhancing both the North American and EMEA Technology Product Group’s information technology systems, reducing our costs in Europe, expanding the Industrial business’ distribution capacity through the operation of our new distribution center, the development of a new online revenue channel for the Industrial business and the creation and implementation of a long-term incentive compensation program for the Company’s senior management. The Compensation Committee believes these initiatives will enhance the Company’s operational infrastructure and efficiency.

–	Corporate Governance Goals (4%): These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders.

Achievement of each of the target financial goals generates a variable target bonus payment (base case); reduced bonuses are payable on a pro rata basis for each financial goal component, starting at achievement of in excess of 80% of the target financial goal component amount up to 140% of the target financial goal component amount.  Each 1% variance in actual achievement from the 100% level generates a 5% variance in the target bonus amount for that component, and no bonus is payable in respect of these components if achievement is 80% or less of the target financial component goal amount.  Increased bonuses (up to 300% of the target bonus amount for each component) are payable on a pro rata basis for each financial goal component amount achieved.  The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year.

Under the 2012 Bonus Plan, the Compensation Committee set the following cash bonus target amounts for each of Mr. Richard Leeds, Mr. Bruce Leeds, Mr. Robert Leeds and Mr. Reinhold, assuming achievement of the 2012 Bonus Plan financial and non-financial goals at 100% base case target levels:

Richard Leeds	$1,100,000
Bruce Leeds	$750,000
Robert Leeds	$750,000
Lawrence Reinhold	$825,000

The Compensation Committee believes these bonus levels are appropriate for each of the named executive officers; these bonus levels are the same as those that were set for the named executive officers in 2011.  The 2012 salary increases reflect the Compensation Committee’s view that such increases are appropriate in light of 2012 NEO bonuses being set at the same level as 2011.

The 2012 Bonus Plan imposed a cap on the total bonus that could be payable to any executive whose bonus was 100% earned based upon the NEO plan at 260% of the target base case bonus.  The Compensation Committee had the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results.  Targets and bonuses are also subject to adjustment to prevent unreasonable results in the strict application of these formulas.  Executives must generally be employed with the Company at the time the bonuses are paid out to receive the bonus.

In addition, the Board can demand repayment to the Company of any cash bonuses paid in the event that (i) the executive’s misconduct caused the Company to restate its reported financial results; (ii) the reported results created a bonus that would not have been paid based on the restated results, or (ii) the executive engages in serious ethical misconduct.

Compensation of NEOs in 2014

In determining the compensation of the Company’s Chief Executive Officer for fiscal year 2014 and approving the compensation of the Company’s other NEOs, the Committee considered, among the other factors discussed above, the achievement of the performance based criteria established under the 2014 Bonus Plan.

The Compensation Committee determined that the Company and management had performed adequately, particularly given trends in the general economic environment and in the technology products industry in which the Company competes that had affected the Company’s business throughout fiscal year 2014.  It was the view of the Compensation Committee that management had executed acceptably on strategic business initiatives to position the Company for growth while managing risk.  Based on Company and individual performance, the Compensation Committee believes that compensation levels for fiscal year 2014 were consistent with the philosophy and objectives of the Company’s compensation programs.  The Company met or substantially met its 2014 corporate governance non-financial goals described above and met or substantially met its strategic goals.  In this regard the Compensation Committee exercised its discretion to provide partial achievement credit for one strategic goal that was only partially achieved, resulting in a 93.75% payout of this bonus component.  The Company sales growth target of $3.35 billion was 100% achieved after adjusting for constant currency and removing the revenue generated from an acquisition completed in the Netherlands in June 2014, resulting in a 100% payout of this bonus component.   Furthermore, the Company partially achieved its 2014 adjusted operating income financial goal, resulting in a 35% payment of this bonus component.  In this regard the Compensation Committee exercised its discretion to effect adjustments (i.e., eliminating the effect on earnings of certain expenses that were outside the ordinary course of business) relating to restructuring charges in Europe, the Netherlands acquisition, recruitment costs related to the Hungary shared business center and special bonuses in the Industrial Products Group. Accordingly, pursuant to the 2014 Bonus Plan formulas, 2014 non-equity incentive plan/bonus compensation for each Named Executive Officer was paid at 60% of the target level.  However, Richard Leeds requested that his bonus be reduced to $150,000, and Bruce and Robert Leeds each requested that their bonus be reduced to $100,000 each (a reduction of $651,000, $397,000 and $397,000 respectively).

The 2014 threshold, target and maximum bonus amounts for each of our Named Executive Officers are found in the Grants of Plan-Based Awards table on page 39.

Employment Arrangements of the Named Executive Officers

Richard Leeds

Richard Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 80% and bonus accounted for 17% of Mr. Leeds total cash compensation for 2014.  Mr. Leeds salary for 2015 is set at $731,000.  Mr. Leeds’ bonus for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.

Bruce Leeds

Bruce Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 82% and bonus accounted for 14% of Mr. Leeds total cash compensation for 2014.  Mr. Leeds salary for 2015 is set at $599,000.  Mr. Leeds’ bonus for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.

Robert Leeds

Robert Leeds has no employment agreement and is an “at will” employee.  Base salary accounted for 82% and bonus accounted for 14% of Mr. Leeds total cash compensation for 2014.  Mr. Leeds salary for 2015 is set at $607,000.  Mr. Leeds’ bonus for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.

Lawrence Reinhold

The Company entered into an employment agreement with Mr. Reinhold on January 17, 2007.  The agreement provides for a minimum base salary of $400,000 (which may be increased at the discretion of the Company) and a bonus (which the agreement states is expected to be at least equal to 50% of the base salary) assuming Mr. Reinhold meets certain performance objectives (including the Company’s financial performance objectives) established for him by the Company.  He is entitled to receive a car allowance or a Company-leased car.

Base salary accounted for 52% and bonus accounted for 46% of Mr. Reinhold’s total cash compensation for 2014.  His salary for 2015 is set at $695,000. Mr. Reinhold’s bonus for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.

Compensation that may become payable following the termination of his employment or a change in control of the company, and other terms of the employment agreement related to such events, are discussed below under “—Potential Payments Upon Termination or Change in Control.”

Robert Dooley

Mr. Dooley has no employment agreement and is an “at will” employee.  Base salary accounted for 56% and bonus accounted for 41% of Mr. Dooley’s total cash compensation for 2014.  Mr. Dooley’s salary for 2015 is set at $475,000.   Mr. Dooley’s bonus for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.

In March 2012, Mr. Dooley received a grant of 50,000 restricted stock units under the 2010 Long-Term Incentive Plan.  The restricted stock units vest in ten equal annual installments of 5,000 units each, beginning March 1, 2013. In addition in March 2012 Mr. Dooley was granted an option to purchase 50,000 shares of common stock pursuant to the 2010 Long-Term Incentive Plan (vesting over a period of four years with 25% of the options vesting on the first, second, third and fourth anniversary dates of the grant date).

In March 2014, the Company entered into a performance award based special bonus agreement with Mr. Dooley.  Pursuant to such bonus agreement, Mr. Dooley will have the ability to earn a $10,000,000 bonus, payable over three years from December 31, 2016 to December 31, 2018 (half in cash and half in Company stock that is issued pursuant to the 2010 Long-Term Incentive Plan, or at the Company’s option, all in cash).  The bonus payment is based on the achievement of a cumulative threshold operating income target of the Industrial Products Group for the three fiscal years ended December 31, 2014, 2015 and 2016 (and the maintenance of a minimum gross margin level in achieving such income level in each such year as well as for the years ended December 31, 2017 and 2018).  This special bonus plan aligns Mr. Dooley’s incentives with long term employment and also aligns cumulative earnings of the Industrial Products Group with long-term stockholder value.

Eric Lerner

The Company entered into an employment agreement with Mr. Lerner on April 12, 2012.  The agreement provides for a minimum base salary of $480,000 (which may be increased at the discretion of the Company) and a bonus (which the agreement states is expected to be at least equal to 50% of the base salary) assuming Mr. Lerner meets certain performance objectives  (50% of such bonus is based on the performance objective for the Company under its NEO cash bonus plan for the applicable year and 50% of such bonus is based on the achievement of performance objectives established for him by the Company).  He is entitled to receive a car allowance.

Base salary accounted for 48% and bonus accounted for 32% of Mr. Lerner total cash compensation for 2014.  Mr. Lerner’s salary for 2015 is set at $552,000.   Mr. Lerner’s non-equity incentive compensation for 2014 was determined as described above under the heading 2014 NEO Cash Bonus Plan.  In addition, he received $170,000 as a discretionary bonus in consideration of his overall performance in 2014, including significant cost savings achieved.

Pursuant to his employment agreement, in May 2012 Mr. Lerner was granted an option to purchase 25,000 shares of common stock pursuant to the 2010 Long-Term Incentive Plan (vesting over a period of four years with 25% of the options vesting on the first, second, third and fourth anniversary dates of the grant date).  In addition, his employment agreement provides on each of the first, second and third anniversary date of his commencement date he will receive an additional option to acquire at least an additional 25,000 shares of Company’s common stock (each grant will vest over a period of four years with 25% of the options for each grant vesting on the first, second, third and fourth anniversary dates of such grant dates).  The decision by the Compensation Committee to award Mr. Lerner stock options was based on a desire to align his interests with those of the Company’s stockholders.

Compensation that may become payable following the termination of his employment, and other terms of the employment agreement related to such event, are discussed below under “—Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report to Stockholders*

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management.  Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE
Robert Rosenthal (Chairman)
Stacy Dick
Marie Adler-Kravecas

*	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee for fiscal year 2014 were Robert Rosenthal, Stacy Dick and Marie Adler-Kravecas.  The Company does not employ any member of the Compensation Committee and no member of the Compensation Committee has ever served as an officer of the Company.  In addition, none of our directors serving on the Compensation Committee has any relationship that requires disclosure under SEC regulations.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned by the Named Executive Officers for fiscal years 2012, 2013 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Richard Leeds	2014	701,000				150,000	25,200	(3)	876,200
Chairman and Chief	2013	670,000				100,000	16,800		786,800
Executive Officer	2012	648,000				396,000	21,477		1,065,477
Bruce Leeds	2014	568,000				100,000	25,200	(3)	693,200
Vice Chairman	2013	547,000				100,000	24,000		671,000
	2012	526,000				270,000	21,600		817,600
Robert Leeds	2014	577,000				100,000	25,200	(3)	702,200
Vice Chairman and	2013	554,000				100,000	24,000		678,000
Chief Executive-North American Technology Products Group	2012	538,000				270,000	21,600		829,600
Lawrence Reinhold	2014	660,000				580,500	29,100	(4)	1,269,600
Executive Vice President	2013	632,000				268,125	28,000		928,125
and Chief Financial Officer	2012	608,000				297,000	82,850		987,850
Robert Dooley	2014	450,000				331,000	21,900	(5)	802,900
President of the Company’s Industrial Products Group	2013	415,000				313,000	22,750		750,750
Eric Lerner	2014	532,000	170,000		196,750	185,000	21,900	(5)	1,105,650
Senior Vice President and General Counsel	2013	516,000			154,203	149,000	21,750		840,953

(1)
This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model.  For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 9 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2014.

(2)
The 2012 figures in this column represent the amount earned in fiscal year 2012 (although paid in fiscal year 2013) pursuant to the 2012 Bonus Plan; the 2013 figures in this column represent the amount earned in fiscal year 2013 (although paid in fiscal year 2014) pursuant to the 2013 Bonus Plan and the 2014 figures in this column represent the amount earned in fiscal year 2014 (although paid in fiscal year 2015) pursuant to the 2014 Bonus Plan.  For more information, see the Grants of Plan-Based Awards table below.  Because these payments were based on predetermined performance metrics, these amounts are reported in the Non-Equity Incentive Plan column.

(3)	Auto-related expenses.

(4)	Includes auto-related expenses ($25,200) and Company 401(k) contributions ($3,900).

(5)	Includes auto-related expenses ($18,000) and Company 401(k) contributions ($3,900).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the estimated possible payouts under the cash incentive awards granted to our Named Executive Officers in respect of 2014 performance under the 2014 NEO Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Richard Leeds		268,000	1,340,000	3,484,000	-	-		-	-

Bruce Leeds		166,500	832,500	2,164,500	-	-		-	-

Robert Leeds		166,500	832,500	2,164,500	-	-		-	-

Lawrence Reinhold		193,500	967,000	2,515,500	-	-		-	-

Robert Dooley		90,000	450,000	900,000	-	-		-	-

Eric Lerner	5/2/14	127,500	255,000	459,000	-	25,000	(2)	$16.61	$7.87

(1)	Amount presented assume payment of threshold, target and maximum awards at the applicable level.

(2)	The options awarded to Mr. Lerner in May 2014 vest in equal portions on the first, second, third and fourth anniversaries of the grant date, subject to certain restrictions and acceleration events.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2014

The following table sets forth information regarding stock option and restricted stock awards previously granted which were outstanding at the end of fiscal year 2014.

The market value of the unvested stock award is based on the closing price of one share of our common stock as of December 26, 2014, the last trading day of the 2014 fiscal year, which was $13.58.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Lawrence Reinhold	100,000	-		$20.15	1/17/17	-		-
	50,000	-		$11.51	3/13/18	-		-
	100,000	-		$13.19	5/18/19	105,000	(3)	$1,425,900
	37,500	12,500	(1)	$14.30	11/14/21	70,000	(4)	$950,600

Robert Dooley	10,000	-		$19.39	6/7/17	-		-
	25,000	25,000	(1)	$18.73	3/1/22	40,000	(5)	$543,200

Eric Lerner	12,500	12,500	(1)	$14.55	5/3/22	-		-
	6,250	18,750	(1)	$9.53	5/3/23	-		-
	-	25,000	(1)(2)	$16.61	5/2/24	-		-

(1)	Options vest 25% per year over four years from date of grant.

(2)	Not treated as outstanding on December 27, 2014.

(3)	Restricted stock units vest in ten equal annual installments of 17,500 beginning May 15, 2011.

(4)	Restricted stock units vest in ten equal annual installments of 10,000 beginning November 14, 2012.

(5)	Restricted stock units vest in ten equal annual installments of 5,000 beginning March 1, 2013.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding exercise of options to purchase shares of the Company’s common stock and vesting of restricted stock units by the Named Executive Officers that exercised options or whose restricted stock units vested during fiscal year 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (1)
Lawrence Reinhold	-	-	17,500	(2)	$270,375
			10,000	(3)	$152,900

Robert Dooley	-	-	5,000	(4)	$58,850

Eric Lerner	-	-	-		-

(1)	The amount in this column reflects the aggregate dollar amount realized upon the vesting of the restricted stock unit, determined by the market value of the underlying shares of common stock on the vesting date.

(2)	Pursuant to a grant of restricted stock units on August 25, 2010, the restricted stock units vest in ten equal annual installments of 17,500 units each, beginning on May 15, 2011.

(3)	Pursuant to a grant of restricted stock units on November 14, 2011, the restricted stock units vest in ten equal annual installments of 10,000 units each, beginning on November 14, 2012.

(4)	Pursuant to a grant of restricted stock units on March 1, 2012, the restricted stock units vest in ten equal annual installments of 5,000 units each, beginning on March 1, 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Lawrence Reinhold

Mr. Reinhold’s employment agreement is terminable upon death or total disability, by the Company for “cause” (as defined) or without cause, or by Mr. Reinhold voluntarily for any reason or for “good reason” (as defined).  In the event of termination for death, disability, cause or voluntary termination by Mr. Reinhold, the Company will owe no further payments other than as applicable under disability or medical plans and any accrued but unused vacation time (up to four weeks). In the event of termination for disability or death, Mr. Reinhold would also receive the pro rata portion of any bonus which would otherwise be paid based on the average annual bonus received for the prior two years.  If Mr. Reinhold resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall also receive in addition to the payments described above for other terminations, severance payments equal to 12 months’ base salary (or 24 months’ base salary if termination is within 60 days prior to or one year following a “change of control,” as defined), one year’s bonus based on his average annual bonus for the prior two years  and a reimbursement of costs for COBRA insurance coverage.  A “Change in Control” means: (i) approval by the stockholders of the Company of (I) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which the Majority Stockholders (as defined) cease to own, directly or indirectly, in the aggregate at least forty percent (40%) of the then outstanding shares of the Parent’s common stock or the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (II) the sale of all or substantially all of the assets of the Company; (ii) the acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act which would result in the Majority Stockholders ceasing to own, directly or indirectly, in the aggregate, at least forty percent (40%) of the then outstanding shares of the Company’s common stock; or (iii) the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.

If Mr. Reinhold is terminated for cause, any unvested portion of his restricted stock units will terminate and be forfeited. In the event of a change in control, Mr. Reinhold will become immediately vested in all of the restricted stock units held by him as of the date of the change in control. If Mr. Reinhold’s employment is terminated without cause or for good reason, he will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of the Company that are represented by those vested restricted stock units. If Mr. Reinhold’s employment is terminated due to disability or death, his estate or designated beneficiary(ies), whichever is applicable, will become immediately vested in 50% of the non-vested restricted stock units.

Pursuant to the Company’s standard option agreements, in the event Mr. Reinhold’s employment is terminated for any reason other than death, disability or cause, the vested portions of his options will be exercisable for up to three months, and the unvested portion will be forfeited.  In the event of death or disability, the vested portion of his option will be exercisable for up to one year, and the unvested portion will be forfeited.  In the event of termination for cause, all unexercised options (vested and unvested) will be forfeited.

Robert Dooley

Pursuant to Mr. Dooley’s restricted stock unit agreement, if Mr. Dooley is terminated for cause, any unvested portion of his restricted stock units will terminate and be forfeited.  In the event of a change in control, Mr. Dooley will become immediately vested in all of the restricted stock units held by him as of the date of the change in control.  If Mr. Dooley’s employment is terminated without cause or for good reason, he will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of the Company that are represented by those vested restricted stock units. If Mr. Dooley’s employment is terminated due to disability or death, his estate or designated beneficiary(ies), whichever is applicable, will become immediately vested in 50% of the non-vested restricted stock units.

Eric Lerner

Mr. Lerner’s employment agreement is terminable upon death or total disability, by the Company for “cause” (as defined) or without cause, or by Mr. Lerner voluntarily for any reason or for “good reason” (as defined).  In the event of termination for death, disability, cause or voluntary termination by Mr. Lerner, the Company will owe no further payments other than as applicable under disability or medical plans and any accrued but unused vacation time (up to four weeks). In the event of termination for disability or death, Mr. Lerner would also receive the pro rata portion of any bonus which would otherwise be paid based on the average annual bonus received for the prior two years.  If Mr. Lerner resigns for good reason or if the Company terminates him for any reason other than disability, death or cause, he shall also receive in addition to the payments described above for other terminations, severance payments equal to 12 months’ base salary, one year’s bonus based on his average annual bonus for the prior two years and a reimbursement of costs for COBRA insurance coverage for twelve months.

Pursuant to the Company’s standard option agreements, in the event Mr. Lerner’s employment is terminated for any reason other than death, disability or cause, the vested portions of his options will be exercisable for up to three months, and the unvested portion will be forfeited.  In the event of death or disability, the vested portion of his option will be exercisable for up to one year, and the unvested portion will be forfeited.  In the event of termination for cause, all unexercised options (vested and unvested) will be forfeited.  If Mr. Lerner’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Lerner’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.

Termination of Employment Without Change In Control

The following table sets forth the severance payments that would have been made had the employment of Mr. Reinhold, Mr. Dooley or Mr. Lerner been terminated by the Company without cause or by them for “good reason” in a situation not involving a change in control, based on a hypothetical termination date of December 27, 2013, the last day of the Company’s fiscal year 2014, and using the closing price of our common stock on December 26, 2013, the last trading day of the 2014 fiscal year.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the officer’s employment.

Name	Cash Compensation (Salary and Bonus) ($)		Value of Accelerated Vesting of Stock & Option Awards ($)		Medical and Other Benefits ($)		Total ($)
Lawrence Reinhold	1,084,300	(1)	2,376,500	(2)	19,787	(3)	3,480,587

Robert Dooley	-		543,200	(4)	-		543,200

Eric Lerner	784,000	(5)	-		29,338	(3)	813,338

(1)	Represents one year’s salary of $660,000 and an average yearly cash bonus of $424,300 paid to Mr. Reinhold for fiscal years 2013 and 2014. Mr. Reinhold would also receive the bonus amount in the event of his death or disability.

(2)	Represents accelerated vesting of 175,000 unvested restricted stock units granted to Mr. Reinhold if terminated without cause or for good reason. In the event of Mr. Reinhold’s death or disability, 87,500 restricted stock units (50% of the unvested restricted stock units at December 27, 2014) would vest, having a value of $1,188,250, based on a termination date of December 27, 2014 and using a closing price of our stock on December 26, 2014, the last trading day of the 2014 fiscal year.

(3)	Represents reimbursement of medical and dental insurance payments under COBRA for twelve months.

(4)	Represents accelerated vesting of 40,000 unvested restricted stock units granted to Mr. Dooley if terminated without cause or for good reason. In the event of Mr. Dooley’s death or disability, 20,000 restricted stock units (50% of the unvested restricted stock units at December 27, 2014) would vest, having a value of $271,600, based on a termination date of December 27, 2014 and using a closing price of our stock on December 26, 2014, the last trading day of the 2014 fiscal year.

(5)	Represents one year’s salary of $532,000 and an average yearly cash bonus of $252,000 paid to Mr. Lerner for fiscal years 2013 and 2014. Mr. Lerner would also receive the bonus amount in the event of his death or disability.

Change In Control Payments

The following table sets forth the change in control payments that would have been made based on a hypothetical change of control date of December 27, 2014, the last day of the Company’s fiscal year 2014, and using the closing price of our common stock on December 26, 2014, the last trading day of the 2014 fiscal year.  These amounts are estimates and the actual amounts to be paid can only be determined at the time of the change of control.

Name	Cash Compensation (Salary and Bonus) ($)		Value of Accelerated Vesting of Stock & Option Awards ($)		Medical and Other Benefits ($)		Total ($)
Lawrence Reinhold	1,744,300	(1)(2)	2,376,500	(3)	19,786	(4)	4,140,586

Robert Dooley	-		543,200	(5)	-		543,200

Eric Lerner	784,000	(6)	75,938	(7)	29,338	(8)	889,276

(1)	Represents two year’s salary of $660,000 and an average yearly cash bonus of $424,300 paid to Mr. Reinhold for fiscal years 2013 and 2014.

(2)	Payments are made to Mr. Reinhold only if he is terminated without “cause” or resigns for “good reason” within 60 days prior to, or one year following, a Change of Control.

(3)	Represents accelerated vesting of 175,000 unvested restricted stock units.

(4)	Represents reimbursement of medical and dental insurance payments under COBRA for twenty-four months.

(5)	Represents accelerated vesting of 40,000 unvested restricted stock units.

(6)	Represents one year’s salary of $532,000 and an average yearly cash bonus of $252,000 paid to Mr. Lerner for fiscal years 2013 and 2014.

(7)	Represents accelerated vesting of 56,250 unvested stock options (only if terminated without “cause” or resigns for “good reason” within six months following a Change of Control). 37,500 of such options on the hypothetical change of control date of December 27, 2014 had no intrinsic value.

(8)	Represents reimbursement of medical and dental insurance payments under COBRA for twelve months.

DIRECTOR COMPENSATION

The Company’s policy is not to pay compensation to Directors who are also employees of the Company or its subsidiaries. Each non-employee Director receives annual compensation as follows:  $65,000 per year as base compensation, $10,000 per year for each committee chair, except for the Audit Committee Chair who receives $20,000, and a grant each year of shares of Company stock (restricted for sale for two years) in an amount equal to $40,000 divided by the fair market value of such stock on the date of grant.  The Lead Independent Director, currently Robert Rosenthal, also receives an additional $20,000 per year.  The restricted stock grants are made pursuant to the Company’s 2006 Stock Incentive Plan for Non-Employee Directors, which was approved by the Company’s stockholders at the 2006 Annual Stockholders’ Meeting.  Directors are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by our travel accident insurance policy for such travel.

Director Compensation For Fiscal Year 2014

The following table sets forth compensation information regarding payments in 2014 to our non-employee Directors:

Name:	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert Rosenthal	105,000	40,000	145,000
Stacy Dick	85,000	40,000	125,000
Marie Adler-Kravecas	65,000	40,000	105,000

(1)	This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 9 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2014.

The following table presents the aggregate number of unvested restricted stock awards and stock option awards held by each of our non-employee Directors at the end of fiscal year 2014:

Name:	Stock Awards	Option Awards
Robert Rosenthal	6,709	7,000
Stacy Dick	6,709	7,000
Marie Adler-Kravecas	6,709	5,000

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Action is to be taken at the Annual Meeting to ratify the selection of Ernst & Young LLP as independent registered public accountants for the Company for fiscal year 2015.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions.  They will have an opportunity to make a statement if they so desire.

Principal Accounting Fees and Services

The following are the fees billed by Ernst & Young LLP for services rendered during fiscal years 2013 and 2014:

Audit and Audit-related Fees

Ernst & Young billed the Company $2,649,900 for professional services rendered for the audit of the Company’s annual consolidated financial statements for fiscal year 2014 and its reviews of the interim financial statements included in the Company’s Forms 10-Q for that fiscal year and $1,998,000 for such services rendered for fiscal year 2013.

In accordance with the SEC’s definitions and rules, “audit fees” are fees that were billed to the Company by Ernst & Young for the audit of the Company’s annual financial statements, to be included in the Form 10-K, and review of financial statements included in the Form 10-Qs; for the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the company’s financial statements and internal control over financial reporting, including services in connection with assisting the company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

Tax Fees

Tax fees included services for international tax compliance, planning and advice.  Ernst & Young LLP billed the Company for professional services rendered for tax compliance, planning and advice in 2013 and 2014 an aggregate of $42,600 and $40,000, respectively.

All Other Fees

Other fees (i.e., those that are not audit fees, audit related fees, or tax fees) of $1,995 and $2,167 were billed by Ernst & Young LLP for fiscal years 2013 and 2014.

The Audit Committee is responsible for approving every engagement of the Company’s independent registered public accountants to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before such accountants can be engaged to provide those services.  The Audit Committee does not delegate its pre-approval authority.  The Audit Committee has reviewed the services provided to the Company by Ernst & Young LLP and believes that the non-audit/review services it has provided are compatible with maintaining the auditor’s independence.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants is not required by the Company’s By-Laws or other applicable legal requirement.  However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm.  Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent registered public accountants at any time during the year or thereafter if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required for Approval

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants will require the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the issue.  There are no rights of appraisal or dissenter’s rights as a result of a vote on this issue.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2015, WHICH IS DESIGNATED AS PROPOSAL NO. 2.

ADDITIONAL MATTERS

Solicitation of Proxies

We are using the Securities and Exchange Commission, or SEC, Notice and Access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder.  As a result, beginning on or about April 29, 2015, we sent to most of our stockholders by mail a notice containing instructions on how to access our proxy materials over the internet and vote online.  This notice is not a proxy card and cannot be used to vote your shares.  If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

The proxy statement and annual report on Form 10-K for fiscal year 2014 are available at www.proxyvote.com.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.  In addition to solicitation by mail and over the internet, solicitations may also be made by personal interview, fax and telephone.  Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company will reimburse them for expenses in so doing.  Consistent with the Company’s confidential voting procedure, Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone or fax, or in person.

Stockholder Proposals

Stockholder proposals intended to be presented at the Annual Meeting, including proposals for the nomination of Directors, must be received by December 31, 2015, to be considered for the 2016 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Stockholders proposals should be mailed to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050.

Other Matters

The Board does not know of any matter other than those described in this proxy statement that will be presented for action at the meeting.  If other matters properly come before the meeting, the persons named as proxies intend to vote the Shares they represent in accordance with their judgment.

A COPY OF THE COMPANY’S FORM 10-K FOR FISCAL YEAR 2014 IS INCLUDED AS PART OF THE COMPANY’S ANNUAL REPORT ALONG WITH THIS PROXY STATEMENT, WHICH ARE AVAILABLE AT www.proxyvote.com.

Available Information

The Company maintains an internet web site at www.systemax.com.  The Company files reports with the Securities and Exchange Commission and makes available free of charge on or through this web site its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, including all amendments to those reports.  These are available as soon as is reasonably practicable after they are filed with the SEC.  All reports mentioned above are also available from the SEC’s web site (www.sec.gov).  The information on the Company’s web site or any report the Company files with, or furnishes to, the SEC is not part of this proxy statement.

The Board has adopted the following corporate governance documents (the “Corporate Governance Documents”):

●	Corporate Ethics Policy for officers, Directors and employees;

●	Charter for the Audit Committee of the Board;

●	Charter for the Compensation Committee of the Board;

●	Charter for the Nominating/Corporate Governance Committee of the Board; and

●	Corporate Governance Guidelines and Principles.

In accordance with the corporate governance rules of the New York Stock Exchange, each of the Corporate Governance Documents is available on the Company’s Company web site (www.systemax.com).

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SYSTEMAX INC. 11 HARBOR PARK DRIVE PORT WASHINGTON, NY 11050
VOTE BY PHONE –1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DETACH AND RETURN THIS PORTION ONLY
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) in the line below
The Board of Directors recommends that you vote FOR the following:	☐	☐	☐

1. Election of Directors Nominees

01 Richard Leeds 05 Stacy Dick	02 Bruce Leeds 06 Robert Rosenthal	03 Robert Leeds 07 Marie Adler-Kravecas	04 Lawrence Reinhold
The Board of Directors recommends you vote FOR proposal 2:
			For	Against	Abstain
2. A Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2015			☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s).  If no direction is made, this proxy will be voted FOR items 1 and 2.  If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.  This proxy is solicited on behalf of the Board of Directors and may be revoked.

For address change/comments, mark here. (see reverse for instructions) ☐
Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important   Notice   Regarding   Internet   Availability of   Proxy   Materials   for   the   Annual   Meeting: The Proxy Statement & Annual Report is/are available at www.proxyvote.com

SYSTEMAX INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS – JUNE 8, 2015

The stockholder(s) hereby appoint(s) Eric Lerner and Thomas Axmacher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SYSTEMAX INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 12:00 PM, EDT on June 8, 2015, at the Company’s Corporate Offices 11 Harbor Park Drive, Port Washington, NY 11050, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS, IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side

(Continued, and to be marked, dated and signed, on the other side)